Exhibit 10.2

SHARE PURCHASE AGREEMENT

BETWEEN

THE PERSONS LISTED IN SCHEDULE 1

IP HOLDING ASIA SINGAPORE PTE. LTD.

AND

INTERNATIONAL PAPER COMPANY

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SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (“Agreement”) is made and entered into on this 24th day of March, 2011 at Mumbai.

BETWEEN

THE PERSONS LISTED IN COLUMN 2 OF SCHEDULE 1 (hereinafter referred to, collectively as the “Sellers”, and individually, as a “Seller”, which expression shall, unless repugnant to the context or meaning thereof, mean and include their respective successors and permitted assigns);

IP HOLDING ASIA SINGAPORE PTE. LTD., a company incorporated under the laws of Singapore and having its registered office at 1 Robinson road, #17-00, AIA Tower, Singapore (048542) (hereinafter referred to as the “Purchaser”, which expression shall, unless repugnant to the context or meaning thereof, mean and include its successors and permitted assigns);

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(Nature of Document)
(Registration Details) if Registrable Name of S.R.O.	Registrable / Non Registrable
(Franking Unique No.)	-
(Company Description in Brief)
(Consideration Amount)
(Stamp Purchasers Name)
(Name of the other Party)
(If Through Name & Address)
(Stamp Duty Amt.) (in words)
(Authorised Person’s Full Signature & Seal)	THE KAPOL CO-OP. BANK LTD. FORT BRANCH
(AUTHORISED SIGNATORY)

AND

INTERNATIONAL PAPER COMPANY, a company incorporated under the laws of United States of America and having its principal executive office at 6400 Poplar Avenue, Memphis, TN 38197, U.S.A. (hereinafter referred to as the “Purchaser Guarantor”, which expression shall, unless repugnant to the context or meaning thereof, mean and include its successors and permitted assigns).

The Purchaser, the Sellers and the Purchaser Guarantor shall hereinafter collectively be referred to as the “Parties” and individually referred to as a “Party”.

WHEREAS

A.	The Andhra Pradesh Paper Mills Limited is a public listed company incorporated under the Companies Act, 1956 and having its registered office at Rajahmundry, 533105, East Godavari District, Andhra Pradesh, India (the “Company”). The Company is primarily engaged in the business of the manufacture, sale and trading of pulp and paper in India (the “Business”).

B.	The paid up share capital of the Company is INR 397,700,390 divided into 39,770,039 Equity Shares of INR 10 each. The Equity Shares of the Company are listed on the National Stock Exchange and the Bombay Stock Exchange.

C.	Each Seller is the legal and beneficial owner of such number of Sale Shares (as defined below) of the Company as indicated against its name in column 8 of Schedule 1. The Sellers collectively hold 21,260,008 (Twenty One million two hundred sixty thousand and eight) Sale Shares representing 53.46% (Fifty three point four six percent) of the issued and subscribed share capital of the Company of which 1,499,330 (One million four hundred ninety nine thousand three hundred and thirty) shares are Pledged Shares.

D.	The Sellers are desirous of selling, and the Purchaser is desirous of acquiring the Sale Shares (as defined below) on the terms and conditions set out hereunder.

E.	As a condition and inducement to the Purchaser entering into this Agreement and incurring the obligations set forth herein, the Sellers have executed, on the date hereof, the Non-Compete Agreement (as defined below) in which they have furnished certain non-competition undertakings to the Purchaser and the Purchaser Guarantor.

F.	The Sellers, the Purchaser, the Purchaser Guarantor and the Escrow Agent have executed, on the date hereof, the Cash and Securities Escrow Agreement and the Indemnity Escrow Agreement which sets out the manner in which the Escrow Arrangement (all terms defined below) shall be operated.

G.	The Parties hereto are desirous of entering into this Agreement to record their mutual rights and obligations in relation to the purchase of the Sale Shares by the Purchaser.

NOW THEREFORE, in consideration of the foregoing and the respective covenants, agreements, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, THE PARTIES HERETO AGREE AS FOLLOWS:

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I.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

Unless the context otherwise requires, the following capitalized terms shall have meanings as defined herein:

“Act” means the Companies Act, 1956 and any amendments thereto or any other succeeding enactment for the time being in force.

“Affiliate”, in relation to any Party,

(a)	being a corporate entity, shall mean any entity, which controls, is controlled by, or is under the common control of that Party. The term ‘control’ shall mean the beneficial ownership directly or indirectly of more than 50% of the voting securities of such entity or control of the majority of the composition of the board of directors or power to direct the management or policies of such entity by contract or otherwise. The Company shall not be deemed to be an affiliate of the Sellers;

(b)	being an individual, means the parents, spouse or children or any entity which is controlled by such individual or by such individual’s parents, spouse or children. The term ‘control’ shall have the meaning as stated in sub-clause (a) above.

“Agreed Claim” has the meaning ascribed to it in Clause 10.6.

“Articles” means articles of association of the Company.

“Applicable Law” means any applicable national, foreign, provincial, local or other law, regulations, administrative orders, ordinance, constitution, decree, principles of common law, governmental policies, statute or treaty, and shall include notifications, regulations, policies, guidelines, circulars, directions, directives and orders of any Governmental Authority, statutory authority, court, tribunal having jurisdiction over the Parties or recognized stock exchange.

“Board” means the board of directors of the Company.

“Business” means the business of the Company as described in Recital A.

“Business Day” means a day, not being a Saturday, Sunday or a public holiday, on which banks are open for business in Singapore, Mumbai and Kolkata, India and, in the context of any payments being made to or from a bank in a place other than India, in such other place.

“CCI” has the meaning ascribed to it in Clause 4.1(c).

“Cash and Securities Escrow Agreement” means the agreement entered into between the Parties hereto and the Escrow Agent on the date hereof in relation to the Pre-Closing Escrow Arrangement.

“Certificate” has the meaning ascribed to it in Clause 10.4.

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“Claim” means a claim for indemnification by the Indemnified Party against the Indemnifying Parties pursuant to Clause 10.1.

“Closing” means the completion of the events specified in Clause 7 below.

“Closing Date” means the sixth Business Day after the date on which the Merchant Banker shall have issued a certificate, as described in Regulation 23 (6) of the Takeover Code, confirming that all obligations of the Purchaser under the Takeover Code arising as a result of the execution of this Agreement have been fulfilled, or any other Business Day agreed by the Parties in writing for the Closing to occur.

“Company” has the meaning ascribed to it in Recital A;

“Conditions Precedent” has the meaning ascribed to it in Clause 4.1.

“Consideration” means the sum of the Purchase Price and the Non-Compete Fee.

“Consideration Escrow Account” means the bank account to be opened by the Escrow Agent at its Mumbai branch in India to be operated in accordance with this Agreement and the Cash and Securities Escrow Agreement.

“Consideration Escrow Transfer Instructions” means the irrevocable, unconditional standing instructions from the Sellers to the Sellers' Bank in respect of the Sellers’ Designated Bank Account, in a form reasonably acceptable to the Purchaser, to effectuate the transfer of the Consideration to the Consideration Escrow Account in accordance with Clause 2.2.2(iii)(B)(b).

“DEG” means Deutsche Investitions-und Entwicklungsgesellschaft Gmbh.

“Delivery Instruction Slip” means a signed, irrevocable and unconditional delivery instruction slip (effective upon Closing) to be furnished to the Relevant Seller DP by each Seller to transfer the Sale Shares in dematerialised form held by such Seller to the Purchaser’s account maintained with the Purchaser DP (details of such account maintained with the Purchaser DP have been provided by the Purchaser to the Sellers) by debiting such Sale Shares from the account of that Seller maintained with the Relevant Seller DP and crediting the same to the account of the Purchaser maintained with the Purchaser DP.

“Disclosure Schedule” means the schedule attached hereto and marked as Schedule 6, which are exceptions to the Representations and Warranties of the Sellers set out in Schedule 5 prepared and signed by the Sellers and delivered to Purchaser simultaneously with the execution hereof.

“Encumbrances” means;

(a)	any and all mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under Applicable Law,

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(b)	any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, refusal or transfer restriction in favour of any Person, and

(c)	any adverse claim as to title, possession or use.

“Environmental Claim” means (a) a Claim pursuant to Clause 10.1.5 or (b) a Claim pursuant to Clause 10.1.1 in respect of a breach of the Representations and Warranties made by the Sellers in terms of paragraph 2.12 of Schedule 5.

“Equity Share” means the equity shares of the Company, each having a par value of INR 10 each.

“Escrow Agent” means Citibank N.A., Mumbai.

“Escrow Arrangement” has the meaning ascribed to it in Clause 2.2.1.

“Escrow Documents” means

(i)	the Delivery Instruction Slip,

(ii)	a validly stamped and executed irrevocable power-of-attorney in the form set out in Annexure 1 hereto from each of the Sellers in favour of and authorising the Purchaser and/or the Purchaser’s nominee, to:

(a)	transfer the Sale Shares to the Purchaser and carry out other matters necessary and incidental thereto; and

(b)	execute and/or revalidate share transfer forms in respect of the Sale Shares in physical form on behalf of the Sellers that hold these Sale Shares, and

(c)	to fill in details and duly complete the standing instructions relating to the Sellers’ Designated Bank Account and authorise the instructions to be used to transfer:

(i)	the Consideration into Consideration Escrow Account in accordance with the provisions of Clause 2.2.2(iii)(B)(b); and

(ii)	the Security Deposit into the Indemnity Escrow Account or Security Deposit Account, as the case may be, at Closing in accordance with the provisions of this Agreement,

(iii)	signed and valid share transfer forms, endorsed by the Registrar of Companies in relation to these Sale Shares in physical form,

(iv)	Form FC-TRS, duly signed by an authorised signatory of the Sellers, and relevant and available supporting documents, including the Sellers’ duly signed consent letters (all in quadruplicate),

(v)	standing instructions from the Sellers to the Escrow Agent in respect of the Sellers’ Designated Bank Account, in a form reasonably acceptable to the Purchaser, to effectuate

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the transfer of the amount as described in Clause 2.2.2(iii)(B)(b), Clause 2.2.4(a) and Clause 2.2.4(b)(V) at Closing, and

(vi)	undated letters of resignation from Mr L N Bangur, Mrs Alka Bangur and Ms Sheetal Bangur as directors of the Company effective as on the Closing.

“Financial Year” means the period between 1 April of any year till 31 March of the succeeding year.

“Governmental Authority” means any governmental or statutory authority, government department, agency, commission, board, tribunal or court or other entity authorized to make or interpret or adjudicate upon laws, rules or regulations or pass directions having or purporting to have jurisdiction or any state, municipality, district or other subdivision thereof.

“IFC” means the International Finance Corporation.

“Indemnity Escrow Arrangement” means the escrow arrangement described in Clause 2.2.3.

“Indemnity Escrow Account” means the bank account to be opened by the Escrow Agent at its Mumbai branch in India, to be operated in accordance with the terms of the Indemnity Escrow Agreement for the benefit of the Purchaser.

“Indemnity Escrow Agreement” means the agreement to be entered into between the Sellers, the Escrow Agent and the Purchaser in relation to the Indemnity Escrow Account;

“Indemnity Escrow Transfer Instructions” means the irrevocable, unconditional standing instructions from the Sellers to the Sellers’ Bank in respect of the Sellers’ Designated Bank Account, in a form reasonably acceptable to the Purchaser, to effectuate the transfer of the Security Deposit forthwith upon receipt of the Consideration in the Sellers’ Designated Bank Account, to the Indemnity Escrow Account or the Security Deposit Account as contemplated under Clause 2.2.4(a) and Clause 2.2.4(b)(V).

“Indemnified Party” and “Indemnified Parties” have the meaning ascribed to it in Clause 10.1.

“Indemnifying Party” and “Indemnifying Parties” have the meaning ascribed to them in Clause 10.1.

“Insider Trading Regulations” means the SEBI (Prohibition of Insider Trading) Regulations, 1992 and any amendment thereto or any other succeeding enactment for the time being in force.

“INR” means Indian Rupees.

“Key Employees” means all directors, managers and such other employees who occupy the Key Positions in the Company.

“Key Positions” means the key executive positions in the Company, including the following:

(a)	Managing Director & Chief Executive Officer;

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(b)	Director (Operations);

(c)	All Senior Vice Presidents;

(d)	All Vice Presidents;

(e)	All Associate Vice Presidents;

(f)	All General Managers; and

(g)	Any other position reasonably considered material to the Business.

“Lenders” means the banks/financial institutions set out in Schedule 4, who have provided loans/credit facilities to the Company.

“Long Stop Date” means 1 December, 2011 or such other extended date as the Sellers may notify in writing not beyond 1 April 2012.

“Losses” means actual and direct losses, claims, costs, liabilities damages and expenses including, reasonable attorney’s fees and expenses.

“Material Adverse Effect” means any adverse effect, other than in the ordinary course of business, on the Business, of the Company, provided that no material adverse effect shall arise unless it results in a decline in the net assets of the Company as at 31 March 2011 by over 35% or a reduction in the market capitalization of the Company which results in the market capitalization of the Company being less than 50% of the market capitalization of the Company calculated based on the 26 (Twenty six) week average share price of the Company prior to the date of this Agreement and it is not caused by:

(i)	changes in interest rates, exchange rates or securities or commodity prices or in economic, financial or market conditions generally;

(ii)	changes in conditions generally affecting the industry in which the Company operates;

(iii)	changes in accounting practices;

(iv)	any transaction contemplated by any of the Transaction Documents or any change in control resulting from any such transaction or any enforcement action under the Financing Documents or repayment of any indebtedness under the Financing Documents;

(v)	any act or omission of any Purchaser Group Member;

(vi)	any act or omission of the Company or at the request or with the consent of the Purchaser or as required to be done under the terms of any of the Transaction Documents;

(vii)	any failure by the Company to achieve any earnings, other financial projections or forecasts; or

(viii)	any matter set forth in the Disclosure Schedule.

“Merchant Banker” means Lazard India Private Limited.

“Memorandum” means memorandum of association of the Company.

“Net Debt” means the sum of secured loans and unsecured loans, reduced by cash and bank balances, as reported in the audited financial statements of the Company for the Financial Year

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ending 31 March, 2011 according to the general accepted accounting principles provided that, for the purposes of this definition, the term ‘cash and bank balances’ shall include all fixed deposits and liquid investments with a maturity of 3 months or less.

“Non-Compete Agreement” means the Non-Compete Agreement and Business Waiver Agreement to be entered into on or about the date hereof between the Sellers, the Purchaser and the Purchaser Guarantor.

“Non-Compete Fee” has the meaning ascribed to it in Clause 3.2.

“Person” shall include an individual, an association, a corporation, a partnership, a joint venture, a trust, an unincorporated organisation, a joint stock company or any other entity or organisation, including a government or political subdivision, or an agency or instrumentality thereof and/or any other legal entity.

“Pledged Shares” means the 1,499,330 (One million four hundred ninety nine thousand three hundred and thirty) Equity Shares pledged by Digvijay Investments Limited, as set forth in Schedule 3, as security for the loans granted by IFC and DEG to the Company pursuant to the Share Pledge Agreement.

“Pre-Closing Escrow Arrangement” means the escrow arrangement described in Clause 2.2.2.

“Purchase Price” has the meaning ascribed to it in Clause 3.1.

“Purchaser Group” means the Purchaser and the Purchaser Guarantor, collectively, each being a “Purchaser Group Member”.

“Purchaser DP” means Citibank, N.A. at Mumbai, having its registered office at Trent House, 3rd Floor, G Block, Plot No. 60, Bandra-Kurla Complex, Bandra (East), Mumbai - 400 051, or such other institution indicated in writing by the Purchaser.

“Relative” has the meaning ascribed to it under Section 6 of the Act.

“Relevant Seller DP” means, with respect to a Seller, common depository participant of the Sellers, notified by the Sellers in writing to the Purchaser;

“Representations and Warranties” means the representations and warranties made by the Sellers in this Agreement, and in particular, Clause 9 of this Agreement and Schedule 5 of this Agreement.

“Sale Shares” means the 21,260,008 (Twenty One million two hundred sixty thousand and eight) Equity Shares held by the Sellers, particulars of which are set out in Schedule 1.

“SEBI” means the Securities and Exchange Board of India.

“Security Deposit” means the amount of INR 700,000,000 to be deposited by the Sellers (out of the Purchase Price) in the Indemnity Escrow Account or Security Deposit Account in accordance with the provisions of Clause 7.3.4.

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“Security Deposit Account” means the bank accounts) to be opened by the Sellers in the name of the Sellers with the Sellers' Bank pursuant to Clause 2,2.3;

“Sellers’ Bank” means Citibank, N.A. Mumbai or such other common bank as may be reasonably acceptable to the Purchaser.

“Sellers’ Designated Bank Account” means the bank accounts of the Sellers, each established with the Sellers’ Bank, details of which are to be provided by the Sellers as soon as reasonably possible following the date of this Agreement.

“Share Pledge Agreement” means the share pledge agreement dated 20 November, 2008 entered into between Digvijay Investments Limited, the Company and IDBI Trusteeship Services Limited in relation to the pledge of Equity Shares of the Company by Digvijay Investments Limited in favour of IDBI Trusteeship Services Limited beneficially for IFC and DEG.

“Shares Escrow Account” means the accounts in the names of the Sellers to be opened in accordance with Clause 2.2.2(iii)(A) with the Escrow Agent for the purpose of depositing the Sale Shares until Closing.

“Target Net Debt” means INR 4,500,000,000.

“Tax” or “Taxation” means all forms of current and deferred taxation, duties, levies, imposts and social security charges, including without limitation corporate income tax, wage withholding tax, provident fund, employee state insurance and gratuity contributions, value added tax, customs and excise duties, capital tax and other legal transaction taxes, dividend withholding tax, real estate taxes, other municipal taxes and duties, environmental taxes and duties and any other type of taxes or duties in any relevant jurisdiction, together with any interest, penalties, surcharges or fines relating thereto, due, payable, levied, imposed upon or claimed to be owed in any relevant jurisdiction by any Tax Authority.

“Tax Authority” means any Governmental Authority or any other authority whatsoever competent to impose any Tax in India.

“Tax Claim” means (a) a Claim pursuant to Clause 10.1.4 or (b) a Claim pursuant to Clause 10.1.2 in respect of a breach of the Representations and Warranties made by the Sellers in terms of paragraphs 2.23 to 2.27 of Schedule 5.

“Takeover Code” means the SEBI (Substantial Acquisition of Shares and Takeovers) Regulations, 1997 and any amendment thereto or any other succeeding enactment for the time being in force.

“Transaction Documents” means this Agreement, the Cash and Securities Escrow Agreement and the Indemnity Escrow Agreement, the Non-Compete Agreement, and all other agreements, documents, letters, resolutions, undertakings, confirmations and written instructions which are ancillary and necessary to effectuate the transactions contemplated in this Agreement.

1.2	Interpretation

Save where the context otherwise requires in this Agreement:

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(a)	Words importing persons or parties shall include firms and corporations and any organization having legal capacity;

(b)	Words importing the singular shall include the plural and vice versa;

(c)	All references in this Agreement to statutory provisions shall be construed as meaning and including references to:

(i)	Any statutory modification, consolidation or re-enactment (whether before or after the date of this Agreement) for the time being in force; and

(ii)	All statutory instruments or orders made pursuant to a statutory provision.

(d)	Reference to any gender includes a reference to all other genders;

(e)	References to the words “include” or “including” shall be construed without limitation;

(f)	The headings and titles in this Agreement are indicative and shall not be deemed part thereof or be taken into consideration in the interpretation or construction of the Agreement;

(g)	The Schedules and Annexures form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include any Schedules attached to it. Any references to clauses and schedules are to Clauses of and Schedules to this Agreement;

(h)	Any references to a ‘company’ shall include a body corporate;

(i)	In addition to the terms defined in Clause 1.1, certain other terms are defined elsewhere in this Agreement and whenever such terms are used in this Agreement they shall have their respective defined meanings, unless the context expressly or by necessary implication otherwise requires;

(j)	References to knowledge, information, belief or awareness of any Person shall be deemed to mean, in each case, the actual knowledge, information, belief or awareness, as the case may be, of such Person after reasonable enquiry.

(k)	Unless expressly provided otherwise, the provisions of this Agreement which relate to the Sellers (including the Representations and Warranties) are given and entered into by them jointly and severally. If any liability of a Seller is, or becomes, illegal, invalid or unenforceable in any respect, this shall not affect or impair the liability of the other Sellers under this Agreement.

(1)	The obligation of any Party to remit, deposit or pay any amount under this Agreement shall mean the obligation to ensure the credit of such amount in the recipient's account in immediately available funds without any deductions or withholdings unless required by Applicable Law.

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2.	PURCHASE OF SALE SHARES

2.1	Subject to the terms and conditions of this Agreement and fulfilment or waiver of the Conditions Precedent set out in Clause 4.1 below, the Sellers shall sell, transfer, convey, assign and deliver to the Purchaser and the Purchaser shall purchase, acquire and accept from the Sellers, relying on the several Representations and Warranties, covenants and undertakings of the Sellers, contained in this Agreement, the Sale Shares, free of all Encumbrances, and with all rights, title and interest in and to the Sale Shares without any restrictions whatsoever, at the price equal to the Purchase Price.

2.2	Escrow Arrangement

2.2.1	The Parties have agreed that the Pre-Closing Escrow Arrangement and the Indemnity Escrow Arrangement (collectively referred to as the Escrow Arrangement”) will be established with the Escrow Agent. The terms of the Pre-Closing Escrow Arrangement shall be governed by the terms set forth in the Cash and Securities Escrow Agreement as well as the relevant provisions of this Agreement and the terms of the Indemnity Escrow Arrangement shall be governed by terms set forth in the Indemnity Escrow Agreement as well as the relevant provisions of this Agreement. Each Party shall bear their respective costs in relation to the Escrow Arrangement and the Escrow Agent’s fee shall be shared equally, one half by the Purchaser and one half by the Sellers.

2.2.2	Establishment of the Pre-Closing Escrow Arrangement

(i)	RBI Application: The Sellers shall, immediately following the execution of this Agreement, make an application (the “Pre-Closing Escrow RBI Application”) to the Reserve Bank of India in a form and substance reasonably satisfactory to the Purchaser seeking approval for the establishment and operation of the Pre-Closing Escrow Arrangement in accordance with the provisions of the Cash and Securities Escrow Agreement, including:

(I)	the deposit of an amount equivalent to the Consideration received by the Sellers from the Purchaser into the Consideration Escrow Account pursuant to the receipt of the amount of Consideration remitted by the Purchaser into the Sellers’ Designated Bank Account; and

(II)	the Sellers depositing the Escrow Documents and the Sale Shares with the Escrow Agent in accordance with the Cash and Securities Escrow Agreement.

Each Party shall use all reasonable endeavours to make and diligently pursue the Pre-Closing Escrow RBI Application. The Sellers shall keep the Purchaser fully informed of the status of the Pre-Closing Escrow RBI Application and immediately provide the Purchaser with copies of communications or approvals from the Reserve Bank of India.

(ii)

RBI Approval: If, prior to Closing, the Reserve Bank of India approves the Pre- Closing Escrow RBI Application then the Purchaser and the Sellers shall take all necessary steps to implement, or cause the Escrow Agent to implement, the Pre-Closing

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Escrow Arrangement in accordance with the provisions of the Cash and Securities Escrow Agreement and Clause 2.2.2 (iii) of this Agreement.

Rejection of RBI Application: If the Reserve Bank of India rejects the Pre-Closing Escrow RBI Application, the Pre-Closing Escrow Arrangement shall not be implemented, without prejudice to any other provisions of this Agreement.

(iii)	Creation of Escrow Accounts: Immediately following the receipt of all necessary approvals from the Reserve Bank of India for the Pre-Closing Escrow RBI Application:

A	Shares Escrow: The Parties shall cause the opening of the Shares Escrow Account and each Seller shall deposit the Sale Shares and Escrow Documents held by such Seller into the Shares Escrow Account in the following manner:

(aa)	Depositing with the Escrow Agent the share certificates for the Sale Shares that arc held by such Seller in physical form;

(bb)	Procuring that the Sale Shares that are held in dematerialised form by such Seller are placed in escrow with the Escrow Agent in accordance with the provisions of the Cash and Securities Escrow Agreement; and

(cc)	Placing in escrow the Escrow Documents with the Escrow Agent.

Provided that such deposit of the Sale Shares or the Escrow Documents with the Escrow Agent shall not be treated as transfer of any beneficial interest and until Closing, the Sellers shall retain all rights, title and interests therein; and

Provided further that in the event that the pledge on the Pledged Shares has not been released prior to the opening of the Shares Escrow Account, then, subject to such pledge having been released not later than 3 (Three) days prior to Closing, the Pledged Shares shall be deposited in escrow in accordance with this Clause 2.2.2(iii) immediately after such pledge has been released;

B	Consideration Escrow:

(a)	The Parties shall cause the opening of the Consideration Escrow Account and the Purchaser shall, subject to

(1)	the Sellers having issued to the Sellers’ Bank the Consideration Escrow Transfer Instructions and a copy of such instructions having been received by the Purchaser;

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(2)	the Sellers having provided the Purchaser with a written confirmation that it has issued the Consideration Escrow Transfer Instructions and that Sellers’ Bank will, on the basis of these Consideration Escrow Transfer Instructions, transfer of the amount of the Consideration from the Seller’s Designated Account to the Consideration Escrow Account, and

(3)	the Sellers having deposited the Sale Shares and the Escrow Documents with the Escrow Agent in accordance with Clause 2.2.2(iii),

remit the amount of Consideration into the Sellers’ Designated Bank Account.

(c)	The Sellers shall immediately upon the receipt of the amount of the Consideration, remit the amount of the Consideration from the Sellers’ Designated Bank Account into the Consideration Escrow Account in accordance with provisions of the Cash and Securities Escrow Agreement and the Consideration Escrow Transfer Instructions.

It is hereby agreed that the activities in Clause 2.2.2(iii)(A) and Clause 2.2.2(iii)(B) shall take place simultaneously and each Party acknowledges that time for performance of such Party’s obligation is of essence. The Escrow Arrangements shall be effective only after both Parties complete the performance of their respective obligations. In the event either Party fails to perform its obligations, the other Party shall be entitled to terminate the Escrow Arrangements by giving a prior written notice of 7 (Seven) Business Days to the other parties to the Escrow Arrangement and shall be entitled to require the Escrow Agent to immediately refund the property (i.e., the Sale Shares in the case of Sellers or the amount of Consideration in the case of Purchaser) to the Party depositing the same.

2.2.3	Establishment of the Indemnity Escrow Arrangement

(i)	RBI Application: The Sellers shall, within 15 (Fifteen) days of receipt of the reply from the Reserve Bank of India in relation to the Pre-Closing Escrow RBI Application, either approving or rejecting the Pre-Closing Escrow RBI Application, make an application (the “Indemnity Escrow RBI Application”) to the Reserve Bank of India in a form and substance reasonably satisfactory to the Purchaser seeking approval for the establishment and operation of the Indemnity Escrow Account for the benefit of the Purchaser in accordance with the provisions of the Indemnity Escrow Agreement.

Each Party shall use all reasonable endeavours to make and diligently pursue the Indemnity Escrow RBI Application, The Sellers shall keep the Purchaser fully informed of the status of the Indemnity Escrow RBI Application and

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immediately provide the Purchaser with copies of communications or approvals from the Reserve Bank of India.

(ii)	RBI Approval: If, prior to Closing, the Reserve Bank of India approves the Indemnity Escrow RBI Application then the Purchaser and the Sellers shall take all necessary steps to establish the Indemnity Escrow Account with effect from Closing in accordance with the provisions of the Indemnity Escrow Agreement and Clause 2.2.4 of this Agreement.

(iii)	Rejection of RBI Application: If the Reserve Bank of India rejects the Indemnity Escrow RBI Application, the Sellers shall take steps to open the Security Deposit Account. Without prejudice to the foregoing, in the event the Indemnity Escrow RBI Application has been rejected by the Reserve Bank of India, the Parties may agree to any other arrangement to ensure the implementation of the Indemnity Escrow Arrangement in a manner that, as closely as possible (and subject to Applicable Law), approximates the benefits for the Purchaser of the Indemnity Escrow Arrangement as contemplated in this Agreement and the Indemnity Escrow Agreement.

(iv)	Operation of Security Deposit Account: In relation to the Security Deposit Account, the Parties agree that:

(a)	The Security Deposit Account shall be an interest bearing account and subject to Clause 2.2.3(iv)(c) below, the Sellers shall be entitled to receive the interest accruing in the Security Deposit Account and cause such amount to be distributed to the Sellers proportionately;

(b)	The Sellers shall send reports to the Purchaser providing full details of the transactions, if any, pertaining to the Security Deposit Account, the balance lying to the credit of the Security Deposit Account and any interest or other income accrued to the Security Deposit Account on a quarterly basis commencing from the date of opening of the Security Deposit Account or otherwise when reasonably requested by the Purchaser;

(c)	The Sellers hereby undertake and agree to maintain a minimum balance of a amount equivalent to the Security Deposit in the Security Deposit Account save and except for payments made in respect of the satisfaction of any Agreed Claims and distributions permitted in accordance with the terms of this Agreement;

(d)	The Parties agree that the Security Deposit Account shall be operated in a manner as closely as possible, approximates the benefits for the Purchaser of the Indemnity Escrow Arrangement as contemplated in this Agreement and the Indemnity Escrow Agreement and accordingly, for the purposes of Clauses 2.2.5 to 2.2.7, reference to the Indemnity Escrow Account shall be construed as reference to the Security Deposit Account and references to the Escrow Agent shall be construed as reference to the Sellers;

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(e)	The Security Deposit Account shall be maintained until the date on which all Claims on or before the date that is 18 months from the Closing Date have become Agreed Claims.

2.2.4	Escrow Arrangements at Closing

(a)	Pre-Closing Escrow Arrangement Implemented: In the event the Parties have implemented the Pre-Closing Escrow Arrangement, the Escrow Agent shall,:

(i)	not later than 3 (Three) Business Days prior to the Closing Date, release to the Sellers’ Bank, the Indemnity Escrow Transfer instructions, with a copy of these instructions to the Purchaser;

(ii)	at Closing, release and pay the entire amount standing to the credit of the Consideration Escrow Account to the Sellers’ Designated Bank Accounts (which shall constitute a discharge of the Purchaser’s obligations towards payment of the Consideration); and

(iii)	at Closing, release the Sale Shares (including the share certificates for the Sale Shares that are in physical form) and the Escrow Documents to the Purchaser; and

the Sellers shall, upon the receipt of the Consideration in the Sellers’ Designated Bank Account, cause the Sellers’ Bank to transfer the Security Deposit to (a) the Indemnity Escrow Account, in the event the Indemnity Escrow Account has been opened or (b) the Security Deposit Account, in the event the Indemnity Escrow Account has not been opened.

(b)	Pre-Closing Escrow Arrangement Not Implemented:

In the event the Pre-Closing Escrow Arrangement has not been implemented:

(I)	Except as set forth in Clause 2.2.10(i), each Seller shall, not later than one week prior to Closing: (a) open a separate depository participant account with a common depository participant and intimate the details thereof to the Purchaser in writing, (b) ensure that the Sale Shares held by such Seller are credited to such newly opened depository participant account, and (c) provide details of (a) and (b) above in this regard to the Purchaser.

(II)	At Closing, the Sellers shall deliver the Sale Shares (including the share certificates for the Sale Shares that are in physical form) and the Escrow Documents to the Purchaser.

(III)	The Sellers shall, not later than 3 (Three) Business Days prior to the Closing Date, issue to the Sellers’ Bank, the Indemnity Escrow Transfer Instructions and deliver a copy of these instructions to the Purchaser.

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(IV)	The Purchaser shall at Closing, remit the amount of Consideration into the Sellers’ Designated Bank Account.

(V)	At Closing, immediately after the payment of the Consideration by the Purchaser to the Sellers pursuant to Clause 2.2.4(b) above, the Sellers undertake and shall cause the Sellers’ Bank to deposit the Security Deposit into the Indemnity Escrow Account or the Security Deposit Account, as the case maybe, in accordance with the Indemnity Escrow Transfer Instructions. The Parties agree that the provisions of Clause 2.2.3(iv) shall apply in relation to the Security Deposit Account.

2.2.5	No Closing

In the event that Closing does not take place or this Agreement is terminated in accordance with Clauses 4.2, 4.3, 5.4 or 11 then if the Pre-Closing Escrow Arrangement has been implemented, the Escrow Agent shall release to the Purchaser the amount of the Consideration in the Consideration Escrow Account and the Escrow Agent shall release the Sale Shares and the Escrow Documents to the Sellers, in accordance with the terms of the Cash and Securities Escrow Agreement.

2.2.5A	Post Closing Escrow Arrangements

In the event that, after Closing, the Escrow Agent receives evidence of an Agreed Claim in accordance with Clause 10.6 and an instruction to release funds, the Escrow Agent shall, and the Sellers shall cause the Escrow Agent to, release to the Purchaser:

(a)	a portion of the monies then lying in the Indemnity Escrow Account, equal to the amount of the Agreed Claim, or

(b)	if the amount of the Agreed Claim is greater than the amount of monies then lying in the Indemnity Escrow Account, then all such monies lying in the Indemnity Escrow Account.

2.2.6	Interim Release of Unclaimed Escrow Amount

Following the first anniversary of the Closing Date, the Escrow Agent shall, and the Purchaser shall cause (directly or indirectly) the Escrow Agent to, effect the transfer of a pro rata share of either:

(i)	50% of the Unclaimed Escrow Amount as on the first anniversary of the Closing Date;

(ii)	or, if the amount described in Clause 2.2.6(a)(i) is more than INR 225,000,000, then INR 225,000,000,

to the respective bank account of each of the Sellers as detailed in Schedule 8 or such other bank account which the Sellers may intimate in writing to the Purchaser and provide a written notice to the Purchaser, in accordance with the Indemnity Escrow

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Agreement, that such monies have been transferred to the Sellers’ Designated Bank Accounts of each of the Seller.

For the purposes of this clause, the term “Unclaimed Escrow Amount” means the amount of monies remaining in the Indemnity Escrow Account minus the amount of all Claims that have been made on or prior to the first anniversary of the Closing Date that, as on such date, are subsisting and have not been paid.

2.2.7	Final Release of the Security Deposit

After the later of:

(i)	the date that is 18 (Eighteen) months from the Closing Date; and

(ii)	the date on which all Claims made on or before the date that is 18 (Eighteen) months from the Closing Date shall have become Agreed Claims and the Purchaser shall have received payment out of the Indemnity Escrow Account in respect of such Agreed Claims, the Escrow Agent shall, and the Purchaser shall cause the Escrow Agent to, effect the transfer of a pro rata share of such monies then remaining in the Indemnity Escrow Account to the respective bank account of each Seller as detailed in Schedule 8 or such other bank account which the Sellers may intimate in writing to the Purchaser and provide a written notice to the Purchaser in accordance with the Indemnity Escrow Agreement, that such monies have been transferred to the designated accounts of each Seller.

2.2.8	Co-operation

The Parties shall co-operate with each other to use all reasonable endeavours to ensure that any and all government or regulatory approvals as may be necessary to comply with and give effect to the provisions of this Clause 2.2 and the Escrow Arrangement are obtained as soon as possible.

2.2.9	Escrow Arrangements Indemnity

Subject to Closing, in the event that, as a result of the Sellers receiving or becoming entitled to receive any interest in terms of the Consideration Escrow Account, the SEBI directs the Purchaser to increase the total offer price indicated in the public announcement required to be made by the Purchaser under the provisions of the Takeover Code on account of the transaction contemplated under this Agreement, the Sellers shall, jointly and severally, indemnify and compensate the Purchaser to the extent to which the total offer price is required to be increased, provided however, that the liability of the Sellers pursuant to this Clause 2.2.9 shall not exceed the amount of interest, if any, earned in the Consideration Escrow Account, net of any Taxes.

2.2.10	Pledged Shares

In the event the Pledged Shares have not been deposited with the Escrow Agent, as contemplated under the proviso under Clause 2.2.2(iii)(A), 15 (Fifteen) Business Days prior to the Closing Date, the Sellers shall:

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(i)	ensure that the depository participant account of Digvijay Investments Limited (“DIL”) as specified in Schedule 1, with the Stock Holding Corporation of India Limited (“SHCIL”), will contain exclusively the Pledged Shares held by Digvijay Investments Limited in the Company, and that all other shares or other securities of any other entity, if any, held in the said account will be moved into a different account; and

(ii)	on and from Closing, carry out all reasonable instructions of the Purchaser and take all such steps and execute all necessary deeds, forms, documents, agreements, letters, proxies, irrevocable and registered power of attorney, etc., including an irrevocable power of attorney in the form acceptable to the Purchaser authorising the Purchaser to instruct the depository participant of DIL to deal with the Pledged Shares, to ensure that all rights, title and interest (including all economic and beneficial interest therein) in the Pledged Shares is transferred to the Purchaser on and from the Closing Date. Without prejudice to the generality of the foregoing the Sellers shall ensure that on and from the Closing Date, the Purchaser has unconditional power and authority:

a.	to seek the registration of the transfer of the Pledged Shares with the Company without any hindrance, protest and demur from the Sellers;

b.	to receive dividends declared and earned on the Pledged Shares;

c.	to attend all meetings of shareholders of the Company and exercise all voting rights in relation to the Pledged Shares and shall also be entitled to receive any dividend, rights shares, bonus shares, consideration on buy-back of shares by the Company;

d.	to enter into, make, sign, seal, execute, extend and deliver documents, agreements, share transfer forms, delivery instruction slips and other papers for effectual transfer of the Pledged Shares and to revalidate, extend for such period the share transfer forms with respect to the Pledged Shares;

e.	at any time, in respect of the issue of further capital, rights shares or bonus shares or offers of new shares of the Company to the Sellers which arise out of the Pledged Shares and in the name of the Sellers to execute all forms, documents and papers which may in the opinion of the Purchaser be necessary or requisite to enable the Purchaser to acquire such new shares;

f.	to represent before the Company and attend any general meetings, vote and appoint any proxy(ies) thereat in respect of the Pledged Shares pending transfer as stipulated in the Agreement.

g.	at any time, to make such declaration in respect of the Pledged Shares as may be required or necessary in law to transfer the Pledged Shares to the Purchaser;

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h.	at any time, to appoint and remove at Purchaser’s sole and absolute pleasure and discretion any substitute for Purchaser or agents or to delegate any or all of its functions envisaged hereunder to any person as it may deem fit;

i.	to enter into discussions with IFC and DEG for the release of the Pledged Shares; and

j.	to instruct SHCIL to transfer the Pledged Shares to the Purchaser upon the release of the pledge on such shares.

Provided, however, it is clarified that the Pledged Shares shall be deemed to have been sold and transferred by the Sellers to the Purchaser and all the right title and interest therein shall pass to the Purchaser as on the Closing.

3.	PURCHASE PRICE AND NON-COMPETE FEE

3.1	The purchase price for the Sale Shares (the “Purchase Price”) shall be calculated on the basis of a price of INR 523 (Rupees Five hundred twenty three) per Sale Share and in aggregate shall be INR 11,118,984,184 (Rupees Eleven billion one hundred eighteen million nine hundred eighty four thousand one hundred eighty four) (including the Pledged Shares) payable to each Seller in the proportion set out in Schedule 2.

3.2	In consideration for the non-compete undertakings of the Sellers set out in Clause 6 as well as in the Non-Compete Agreement, the Purchaser shall pay the Sellers a non-compete fee of an amount of INR 2,779,530,000 (Rupees Two billion seven hundred seventy nine million five hundred thirty thousand) (the “Non-Compete Fee”), payable to each Seller in the proportion set out in Schedule 2.

3.3	Unless otherwise expressly stated (or as otherwise agreed in the case of a given payment), the payment to be made to the Sellers under this Agreement shall be made in INR.

4.	CONDITIONS PRECEDENT

4.1	The obligation of the Purchaser to purchase the Sale Shares from the Sellers and the Sellers to sell the Sale Shares is subject to the fulfilment of the following conditions precedent (“Conditions Precedent”), before the Closing Date, unless the Purchaser specifically waives the fulfillment of any of the Conditions Precedent in writing (as are capable of being waived by the Purchaser under Applicable Law):

(a)	The Purchaser shall have obtained the prior approval of the Reserve Bank of India for the proposed purchase of the Sale Shares and the open offer process to be concluded as per the Takeover Code.

(b)	The Merchant Banker shall have issued a certificate, as described in Regulation 23(6) of the Takeover Code, confirming the fulfillment of all obligations of the Purchaser under the Takeover Code arising as a result of the execution of this Agreement.

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(c)	If notification of the transaction contemplated under this Agreement is mandatory under Section 6 of the Competition Act 2002 (“CA02”) with the Competition Commission of India (the “CCI”) then:

(i)	The CCI having passed an order in terms Section 31(1) of the CA02 unconditionally approving the transaction contemplated under this Agreement, or

(ii)	the transaction contemplated under this Agreement having been deemed approved in accordance with Section 31(11) of the CA02.

(d)	Other than as contemplated in Clauses 4.1(a) to (c), no statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any competent court or any Governmental Authority having jurisdiction over the Parties that prohibits the acquisition of the Sale Shares by the Purchaser in accordance with the terms of this Agreement; and

(e)	There shall not be in effect any judgment, order, injunction or decree of any court or statutory authority of competent jurisdiction which is brought about that prohibits acquisition of the Sale Shares by the Purchaser in accordance with the terms of this Agreement other than as a result of any gross negligence or willful default of the Purchaser.

4.2	If any of the Conditions Precedent mentioned in Clause 4.1 are not satisfied anytime on or before the 10 (Ten) Business Days prior to the Long Stop Date, the Purchaser and the Sellers shall have the right either to jointly waive such Conditions Precedent as are capable of being waived by the Parties under Applicable Law in writing and complete the sale and purchase of the Sale Shares contemplated herein on the Closing Date or, to the extent that it is possible to do so in accordance with the provisions thereof, the Purchaser shall be entitled to terminate this Agreement in accordance with Clause 5.4.

4.3	If Closing has not occurred on or before the Long Stop Date, this Agreement shall automatically terminate upon the expiry of the Long Stop Date. In the event of such termination, neither Party shall have any rights, obligations or claims against the other, other than (i) as specifically provided under this Agreement or (ii) under those provisions which by their nature survive termination of this Agreement.

4.4	The Parties undertake to use all reasonable endeavours to ensure that the Conditions Precedent are satisfied as soon as possible and no later than the Long Stop Date.

5.	COVENANTS OF THE PARTIES

5.1	Covenants of the Sellers

In addition to the other covenants of the Sellers under the Transaction Documents, from the date of this Agreement and until the Closing Date, the Sellers undertake (to the extent permissible under Applicable Law) to do the following, and shall exercise their voting rights in relation to the Equity Shares held by them in the Company in such manner so as to ensure that the following obligations are fulfilled, and shall cause their nominee Directors on the Board to cast their votes to give effect thereto:

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5.1.1	Each of the Sellers shall have obtained, and shall continue to maintain in place, all corporate, shareholder and other authorizations and approvals that are required in order to perform their obligations under this Agreement. In no event shall any Seller permit the revocation of such authorization by its board of directors action or otherwise.

5.1.2	The Sellers shall ensure that the Company promptly discloses all unpublished price sensitive information in compliance with the listing agreements and the Insider Trading Regulations.

5.1.3	The Business of the Company shall be conducted in the ordinary course and in the same manner that the Business has been carried on prior to the date of this Agreement without any change in the nature, scope of conduct thereof and so as to maintain the same as a going concern. The Sellers shall procure that the Company shall not, except with the prior written consent of the Purchaser, such consent (i) not to be unreasonably withheld and (ii) to have been deemed to have been given unless the Purchaser communicates, in writing (within 3 (Three) Business Days of the Sellers requesting, in writing, the Purchaser for such consent) its refusal to provide such consent, do or cause any of the following:

(i)	cause any amendments to the Articles or Memorandum except necessary to effectuate the transactions contemplated herein;

(ii)	declare, set aside or pay any dividends on or make any other distribution (in cash or in kind) in respect of any securities of the Company, or split, combine or reclassify any Equity Shares,

(iii)	allot or issue, or agree to allot or issue, any securities or grant or agree to grant rights which confer on the holder any rights to acquire any securities,

(iv)	repay or redeem or reduce any of its share capital;

(v)	enter into any contract or commitment having a value of more than INR 100,000,000 (Rupees One hundred million), or violate, amend, terminate or otherwise modify or waive any of the material terms of any of such contract or commitment;

(vi)	incur or repay any indebtedness, guarantee any such indebtedness, issue or sell any debt securities or guarantee any debt securities of others except:

(a)	to incur or repay any indebtedness exceeding INR 2,500,000 (Rupees Two million five hundred thousand);

(b)	pursuant to the proposed arrangements with ICICI Bank Limited for a sum of INR 670,000,000 (Rupees Six hundred seventy million) provided that the indebtedness of the Company shall not increase by more than INR 50,000,000 (Rupees Fifty million), 14 (Fourteen) days after the drawdown; or

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(c)	drawdowns within the existing sanctioned cash credit facilities of the Company;

(d)	debts owed to a trade creditor exceeding a sum of INR 25,000,000 (Rupees Twenty five million); and

(e)	increase in interest free sales tax deferral loan from the Government of Andhra Pradesh;

(vii)	mortgage, pledge or encumber any assets other than for ICICI Bank loans and additional working capital limit referred to in Clause 5.1.3(vi);

(viii)	terminate, amend or enter into any lease with respect to any immoveable property for a lease period exceeding 3 (Three) months and for an annual rent exceeding INR 2,400,000 (Rupees Two million four hundred thousand);

(ix)	make any capital expenditures, capital additions or capital improvements except projects having a value less than 100,000,000 (Rupees One hundred million) individually;

(x)	increase the compensation or salaries of any Key Employees or directors of the Company or declare any special bonuses for such Key Employees or directors except in accordance with any legal obligation except where such increase in the compensation is generally applicable to all the employees of the Company or substantially all the employees of the Company;

(xi)	initiate or settle any litigation without prior consultation with the Purchaser involving a sum exceeding INR 7,500,000 (Rupees Seven million five hundred thousand);

(xii)	make, revoke or change any election in respect of Taxes inconsistent with the past practices in any material respects;

(xiii)	adopt or change any accounting method, principles, policies, procedures or practices except as may be required by the generally accepted accounting standard in India or Applicable Law;

(xiv)	sell, lease, license, or otherwise dispose of or encumber any of its properties or assets, material, individually or in the aggregate, to the Company except in the ordinary course of business or disposal of assets exceeding a sum of INR 7,500,000 (Rupees Seven million five hundred thousand);

(xv)	commence or adopt complete or partial winding up, merger, amalgamation, spinoff or reconstruction except as contemplated herein,

(xvi)	open, close or change any of the Company’s bank accounts or appoint or change any signatory thereto (except to the extent required under the provisions of any Transaction Document and disclosed to the Purchaser), or

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(xvii)	agree in writing or otherwise to take any of the actions described in this paragraph.

5.1.4	The Sellers shall use all reasonable endeavours to procure that, immediately following the earlier of (a) the expiry of 45 (Forty five) days from the date of this Agreement; and (b) the deposit of the Consideration into the Consideration Escrow Account in accordance with Clause 2, Mr. Paul Brown shall be appointed as a director of the Company, provided that the Purchaser has deposited into an escrow account, in cash, the entire consideration payable to the shareholders in the open offer in accordance with the Takeover Code.

5.1.5	The Parties shall, and the Sellers shall use reasonable endeavours to procure that the Company shall, as applicable, have obtained all waivers/no objection letters/consents from the Lenders, in writing, in respect of certain covenants of the Company and the Sellers under the loan agreements between the Company and the Lenders (including security and ancillary agreements executed in connection with such loans/facilities granted to the Company), as may be required in order that the consummation of the transaction contemplated in this Agreement does not trigger a breach of these loan agreements. Should any of these waivers, no objection letters or consents not be capable of being obtained, the Purchaser shall, use reasonable endeavours to assist the Company to arrange refinancing of the relevant loans and/or replacement of the relevant Lender following the Closing.

5.1.6	Each of the Parties shall use reasonable endeavours to obtain from IFC and DEG release of the pledge of the Pledged Shares and consent for the transfer of these Pledged Shares to the Purchaser in accordance with the provisions of this Agreement, such release to be on terms reasonably acceptable to the Purchaser. Should it not be possible to obtain such a release either from IFC or DEG, the Purchaser shall, use reasonable endeavours to assist the Company to arrange refinancing of the relevant loans and/or replacement of IFC or DEG, as the case may be, as a Lender following the Closing.

5.1.7	The Company shall not be in breach of any of its covenants under any of its loan agreements which would entitle any lender to call for the acceleration of repayment of any indebtedness of the Company prior to the maturity date or shall have obtained waivers, in writing and in a form acceptable to the Purchaser, from the relevant lenders in respect of any such breach other than as a result of the transactions contemplated in the Transaction Documents or any matters fairly disclosed in the Disclosure Schedules.

5.1.8	The Sellers shall provide all information, documentation (except for the information which is subject to any confidentiality or secrecy obligations) and assistance as the Purchaser may reasonably request from them for the purposes of obtaining statutory approvals that are required pursuant to this Agreement. The Purchaser shall consult with the Sellers prior to making any applications to any Governmental Authorities and shall take into account the Sellers’ comments and keep the Sellers informed of the status of such applications. The Purchaser shall promptly provide copies of applications filed with the Governmental Authorities.

5.1.9	The Sellers shall, at the Purchaser’s costs and expense, use reasonable efforts to procure that the Company shall, prior to Closing:

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(a)	co-operate with the Purchaser to review and prepare for adoption of the Purchaser’s corporate policies and procedures by the Board promptly following the Closing;

(b)	co-operate with the Purchaser to review the internal controls, financial reporting procedures, internal and external audit procedures and information technology operations of the Company to facilitate integration of the Company’s financial reporting and information technology systems with the Purchaser; and

(c)	allow reasonable access during normal working hours with a prior written notice to the statutory books for the purposes of integrating the Company into the Purchaser.

5.1.10	The Net Debt shall not exceed the Target Net Debt, provided that in the event of such Net Debt exceeding the Target Net Debt, the Sellers undertake, jointly and severally, subject to Closing having occurred to indemnify the Purchaser to the extent of the difference between (a) the Target Net Debt, and (b) the Net Debt multiplied by the fraction the numerator of which shall comprise the number of Sale Shares and the denominator of which comprises the aggregate number of Equity Shares in the share capital of the Company.

5.2	Covenants of the Purchaser Group

In addition to the other covenants of each Purchaser Group Member under the Transaction Documents, from the date of this Agreement and until the Closing Date, the Purchaser Group Members undertake that:

5.2.1	The Purchaser:

(a)	shall from the date of this Agreement until the earlier of Closing or the termination of this Agreement not enter into any transaction or agreement (including acquisition of any entity outside India with significant operations in India) that would reasonably be expected to make more difficult or delay the time required to satisfy the conditions set out in clause 4.1(c);

(b)	shall give reasonable prior notice of, and permit attendance by an authorised representative of the Sellers, at any meetings that may be held between the Purchaser and the CCI, subject to the rules and permission of the CCI and consider reasonable comments and suggestions of the Sellers in any application made to the CCI in this respect;

(c)	shall keep the Sellers informed of any progress and developments in relation to the CCI, provided that the Purchaser shall not be obliged to divulge to the Seller any confidential or proprietary information of the Purchaser Group Members or any of their Affiliates not previously covered by any confidentiality undertaking of the Sellers to the Purchaser in relation to such information unless such disclosures are in compliance with any legal obligation or are available in public domain; and

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(d)	confirms that neither it nor its Affiliates has any material business or operations in India which in its view may be reasonably expected to make more difficult or delay the time required to satisfy the conditions set out in clause 4.1(c).

5.2.2	The Parties agree and understand that Purchaser shall not be obliged to accept any modifications proposed by the CCI that has or, in its opinion, is likely to have, a material adverse effect for the operation of the business of the Company and/or the Purchaser in the future.

5.2.3	Each Purchaser Group Member shall have obtained, and shall continue to maintain in place, all corporate, shareholder and other authorizations and approvals that are required in order to perform its obligations under this Agreement. In no event shall any Purchaser Group Member permit the revocation of such authorization by its board of directors or shareholder action or otherwise.

5.3	Mutual Covenants of the Parties

In addition to their other respective covenants under the Transaction Documents, the Parties undertake to make all reasonable endeavours (so far as it lies within their respective powers to do so) to procure that, prior to the Closing Date, the Escrow Agent shall have obtained the prior approval of the Reserve Bank of India for establishment and operation of the Indemnity Escrow Account and that the Indemnity Escrow Account shall have been established. The Parties shall for this purpose co-operate fully with each other and the Escrow Agent.

5.4	Purchaser’s Right to Terminate

If:

(a)	there has been any breach of any of the Representations and Warranties (other than those made by the Purchaser), resulting in a Material Adverse Effect save and except for any event or circumstances disclosed to the Purchaser under the Disclosure Schedule (as updated from time to time in accordance with this Agreement);

(b)	The Reserve Bank of India, in writing, refuses to issue, or rejects the application for, an approval as described in Clause 4.1(a);

(c)	The CCI, in writing, refuses to issue, or rejects the application for, an approval as described in Clause 4.1(e);

(d)	The acquisition of the Sale Shares by the Purchaser is prohibited for a reason described in Clause 4.1(d) or Clause 4.1(e); or

(e)	The Sellers fall to provide, on the Closing Date, a certificate in terms of Clause 7.3.1,

the Purchaser shall be entitled to immediately terminate this Agreement by issuing a notice in writing to this effect giving a euro period of not less than 10 Business Days. In the event of such termination, neither Party shall have any rights, obligations or claims against the other.

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6.	NON-COMPETE

6.1	The Sellers acknowledge and agree that due to the nature of their association with the Company they have confidential and proprietary information related to the Business and operations of the Company. The Sellers acknowledge that such information is of material to the Business, and will continue to be so after the consummation of the transactions contemplated herein, and that disclosure of such confidential information to others, especially the Company’s existing and/or potential competitors, or the unauthorized use of such information by others would cause substantial loss and harm to the Company. In addition, the Sellers acknowledge that they are capable of offering competition to the Business and the Company and, if the Sellers were to become substantially involved in any of the activities detailed in the Non-Compete Agreement, such involvement would present a substantial risk of using the Company’s trade secrets and confidential information and would have a detrimental effect on, and cause irreparable harm to, the Business.

6.2	The Sellers undertake, jointly and severally, that from the date of this Agreement and for a period of 3 (Three) years following the Closing Date, none of them shall compete with the Business or any of the Purchaser Group Members or their Affiliates carrying on the same business in any manner as more particularly set out in the Non-Compete Agreement.

6.3	Each of the Sellers hereby agrees and undertakes that on and from the Closing Date and during the period of 3 years from Closing Date, he/she/it shall not, directly or indirectly, by itself or in association with or through any Person, either individually or in partnership with, as part of a joint venture with, or otherwise in conjunction in any other manner with any other Person in any manner whatsoever:

(a)	induce or attempt to induce any Person to leave the employment of the Company, or employ or attempt to employ any Person, who is or has been a Key Employee of the Company since the date of execution of this Agreement; or

(b)	induce or attempt to induce any Person, who is or has been at any time since the date of execution of this Agreement a supplier of goods or services to the Company, to cease to supply, or to restrict or vary the terms of supply, to the Company; or

(c)	canvass or solicit, or attempt to canvass or solicit, orders from any Person who is or has been at any time since the date of execution of this Agreement, a customer of the Company for any of the products supplied by the Company as part of its Business, or persuade such customer to cease doing business or to reduce the amount of business which any such customer has been doing or might propose to do with the Company.

(d)	solicit, or attempt to solicit in any manner, any Person to invest in the Company or any client/customer of the Company, or in business of the type of or similar to the Business of the Company.

6.4	The Sellers acknowledge and agree that the restrictions in Clause 6.1, 6.2 and 6.3 and the Non-Compete Agreement are no more extensive than what is reasonable to protect the Purchaser as the purchaser of the Sale Shares, the Purchaser Group Members and their Affiliates, the Company and the continuing shareholders, the Business and goodwill of the Company being acquired by the Purchaser as a consequence of the purchase of the Sale Shares.

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7.	CLOSING

7.1	Closing shall take place on the Closing Date at 11 am (India time):

7.1.1	at the offices of Citibank N.A., Mumbai or such other place as may be mutually agreed between the Parties; or

7.1.2	at any other place or time as agreed in writing by the Sellers and the Purchaser.

7.2	All transactions contemplated by this Agreement to be consummated on Closing shall be deemed to occur simultaneously and no such transaction shall be consummated unless all such transactions are consummated.

7.3	The following actions shall take place at Closing:

7.3.1	The Sellers shall deliver to the Purchaser:

(a)	a certificate, in the form set out in Schedule 9, signed by each Seller to the effect that:

(i)	no event has occurred materially affecting the Sellers’ ability to perform their obligations under this Agreement since the date of this Agreement until the Closing Date; and

(ii)	each of the Representations and Warranties is, save and except as disclosed in the Disclosure Schedule as updated from time to time in accordance with the Agreement, as of the Closing Date, true and correct in all material respects, and not misleading in any material respects;

(iii)	the Sellers have performed and complied with all covenants, obligations and conditions of this Agreement in all material respects required to be performed and complied with by them as of the Closing Date;

(iv)	each Seller is the sole legal and beneficial owner of, and has good and marketable title to, the Sale Shares indicated against its name in column 3 of Schedule 1, other than any Pledged Shares, and all Sale Shares have been acquired by the Sellers in compliance with Applicable Laws, provided that, for the avoidance of doubt, the certificate referred to in this Clause 7.3.1 shall not (subject to such certificate not having been issued fraudulently, dishonestly or grossly negligently) increase or extend the liabilities or obligations of the Sellers otherwise arising under or pursuant to this Agreement including under Clause 5.1, Clause 9.1 and Clause 10.1.

(b)	a certified copy of the resolution adopted by the board of directors of each Seller that is a company, authorising the execution and performance of this Agreement by such Seller and other Transaction Documents required to be executed and performed by such Seller;

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(c)	an opinion of the legal counsel of each Seller that is a company confirming that such Seller is validly incorporated under the laws of India, has the capacity to enter into this Agreement;

(d)	a confirmation from the Sellers (duly verified and confirmed by the bank with which the Sellers’ Designated Bank Account has been opened) that no standing instructions other than those deposited with the Escrow Agent have been issued by the Sellers in respect of the account.

7.3.2	The Sellers shall, as applicable, deliver or cause the Escrow Agent to deliver to the Purchaser the Escrow Documents and the Sale Shares in accordance with the provisions of Clause 2.2.4.

7.3.3	The Purchaser shall, as applicable, transfer or the Parties shall cause the Escrow Agent to transfer to the Sellers’ Designated Bank Account the Purchase Price and the Non-Compete Fee in accordance with the provisions of Clause 2.2.4(a) or Clause 2.2.4(b)(ii) (as the case may be). For the avoidance of doubt, the Purchaser may at its sole discretion, waive (in writing) the requirement for the Sellers to provide all or any of the documents listed in Clause 7.3.1.

7.3.4	Immediately following the payment of the Purchase Price and the Non-Compete Fee by the Purchaser to the Sellers in accordance with Clause 7.3.3, the Sellers shall, release from the Sellers’ Designated Account, the Security Deposit into the Indemnity Escrow Account or the Security Deposit Account, as the case maybe, in accordance with the provisions of Clause 2.2.4 and the Indemnity Escrow Transfer Instructions..

7.3.5	The Parties confirm that the receipt of the Purchase Price in the Sellers’ Designated Bank Account shall constitute payment to the Sellers of the entire consideration for the sale of the Sale Shares.

7.4	Upon receipt of the Purchase Price by the Sellers as detailed in Clause 7.3, each of the Parties shall ensure that the duly filled Form FC-TRS (in quadruplicate) is filed with the concerned authorised dealer in respect of the Sale Shares and procure due endorsement of the certificate in form FC-TRS from the authorised dealer, The Sellers shall provide to the Purchaser, the relevant supporting documents required in connection with the filing of form FC-TRS including (i) shareholding pattern of the Company immediately upon Closing; and (i) certificate from a chartered accountant indicating the fair value of the Sale Shares. The Sellers shall provide all such assistance as may be reasonably required by the Purchaser to ensure that the certificate in form FC-TRS is endorsed by the authorised dealer of the Purchaser on the Closing Date.

7.5	The Sellers shall procure the convening of a meeting of the Board immediately following Closing at which meeting the Board shall (i) pass necessary resolutions to take on record and approve the transfer and sale of the Sale Shares, including such Sale Shares as are in physical form, from the Sellers to the Purchaser, (ii) appoint nominees of the Purchaser as directors in the Company, and accept the resignations of Mr L N Bangur, Mrs Alka Bangur and Ms Sheetal Bangur as directors of the Company, and (iii) pass necessary resolutions to change the authorised signatories of all of the Company’s bank accounts in accordance with the instructions given by the Purchaser.

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8.	PURCHASER PARENT’S GUARANTEE

The Purchaser Guarantor hereby guarantees to the Sellers that the Purchaser will comply properly and punctually with its obligations under this Agreement.

9.	REPRESENTATIONS AND WARRANTIES

9.1	The Sellers jointly and severally represent and warrant to the Purchaser that except as disclosed in the Disclosure Schedule, each of the statements made by them as set out in Schedule 5 is true and correct in all material respects, and not misleading in any material respects and acknowledge that the Purchaser has agreed to purchase the Sale Shares, inter alia, relying upon the Representations and Warranties. The liability of the Sellers in relation to any claim for breach of the Representations and Warranties shall be subject to the matters and limitations set out in Clause 10.2 and Schedule 7, provided that the provisions of Clause 10.3 shall apply mutatis mutandis in respect of any such claim.

9.2	Each of the Representations and Warranties set out in Schedule 5 is separate and independent and is not limited by reference to any other Representations and Warranties. The Purchaser has no actual knowledge of any facts, matters, events or circumstances (other than as set out in the Disclosure Schedule) which it believes would render any of the Representations and Warranties untrue or inaccurate.

9.3	The Sellers shall promptly disclose to the Purchaser in writing any facts, matters, events or circumstances which arises or which is known to any of them which results in a breach of or is inconsistent with or may render inaccurate or misleading any of the Representations and Warranties in any material respects if they were to be repeated at Closing. The Sellers shall have the right to seek an amendment and updation of the Disclosure Schedule to the extent of any facts and/or circumstances that have occurred or are likely to occur after the date of execution of this Agreement and prior to the Closing Date, provided such occurrences are not (a) caused, either in part or in full, for any reason prior to the date of execution of this Agreement which was not previously disclosed in the Disclosure Schedule or (b) relate to any Encumbrance over, or any title defect in respect of, any Sale Shares (with the sole exception of the pledge created in favour of IFC and DEG in respect of the Pledged Shares pursuant to the Share Pledge Agreement).

9.4	The Representations and Warranties made herein shall be deemed to have been made and repeated immediately before Closing by reference to the then existing facts and circumstances of the Closing Date.

9.5	The Sellers irrevocably waive all rights and claims which they may have against the Company or any of its officers or employees in respect of any misrepresentation, inaccuracy, or omission in or from any information or advice given by the Company or any of its officers or employees to the Sellers to enable them to give any of the Representations and Warranties or to prepare the Disclosure Schedule or to assume any of the obligations assumed or to be assumed by the Sellers under or pursuant to this Agreement.

9.6	The Purchaser Group Members jointly and severally represent and warrant to the Sellers in terms hereinafter stated and acknowledge that the Sellers are entering into this Agreement in reliance on the representations and warranties of the Purchasers as provided in this Agreement:

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(a)	each Purchaser Group Member has the power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement has been duly authorised and approved and does not require any further authorisation or consent of any third party;

(b)	upon execution, this Agreement will be a legal, valid and binding obligation of the Purchaser Group Members enforceable in accordance with its terms;

(c)	the execution and delivery of this Agreement by the Purchaser Group Members, and the promises, agreements or undertakings of the Purchaser Group Members under this Agreement do not or shall not violate any law, rule, regulation or order applicable to the Purchaser Group Members or violate or contravene the provisions of or constitute a default under any documents, contracts, agreements or any other instruments to which a Purchaser Group Member is a party or which are applicable to a Purchaser Group Member; and

(d)	The Purchaser believes that it does not directly or indirectly possess any unpublished price sensitive information in relation to the Company.

The total liability of the Purchaser Group Members in respect of all claims under this Agreement, when taken together, shall not exceed the Purchase Price.

10.	INDEMNIFICATION

10.1	Subject to the other provisions in this Clause 10, the Sellers (the “Indemnifying Party” and collectively “Indemnifying Parties”) shall, jointly and severally, indemnify and compensate and keep the Company and the Purchaser and their officers, directors and employees acting in the course of their employment, agents and authorised representatives (the “Indemnified Party” and collectively “Indemnified Parties”) indemnified and hold the indemnified Parties free and harmless from Losses (incurred or suffered arising out of or in connection with:

10.1.1	any breach of any Representation and Warranty made by the Sellers to be true and correct in all material respects;

10.1.2	any certificate delivered pursuant to this Agreement not being true and correct as of the date of this Agreement and as of the Closing Date;

10.1.3	any failure of the Sellers to perform, satisfy or discharge any of their respective covenants, undertakings or obligations under the Transaction Documents;

10.1.4	(i) any Taxes relating to the period ending on or before the Accounts Date which are not paid or provided for as of the Accounts Date and (ii) any matters referred to in Annexure 2.13(a)-II to the Disclosure Schedule, with the exception of items A3, A4, A5 and B1 therein (it being clarified that, notwithstanding any other provisions of this Agreement, the ability of an Indemnified Party to make a claim in respect of any of these matters shall not be limited on account of these matters having been disclosed to the Purchaser); and

10.1.5	any reasonable costs incurred by the Company or Purchaser post Closing in excess of INR 25,000,000 (Rupees Twenty five million) for the purposes of undertaking remedial

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action in respect of any properties presently or formerly held by the Company in order to ensure compliance with Applicable Law in India, including the requirements of any environmental licenses or consents.

For the avoidance of doubt, any payment made, or required to be made, by a Party pursuant to the provisions of this Clause 10.1 or in respect of any other claim under this Agreement shall include any amount necessary to ensure that, after Taxation of the payment, the other Party is left with the same amount it would have had if the payment was not subject to Taxation.

10.2	The liability of the Sellers in relation to any Claim shall be subject to the matters set out in Schedule 7 and the Disclosure Schedules and shall, in addition, be limited as follows:

10.2.1	The liability of the Sellers for all Agreed Claims when taken together shall not exceed INR 1,250,000,000 (Rupees One billion two hundred fifty million).

10.2.2	The Sellers shall not be liable to indemnify the Indemnified Parties in respect of a Claim unless:

(a)	the amount of the Claim, or of a series of connected Claims of which that Claim is one, exceeds INR 7,500,000 (Rupees Seven million five hundred thousand) (A Claim is connected with another Claim or Agreed Claim if they all arise out of the occurrence of the same event and relate to the same subject matter);

(b)	the amount of all Claims (and not only the amount of all Agreed Claims) that are not excluded under Clause 10.2.2(a), when taken together, exceeds INR 250,000,000, in which case only the amount exceeding INR 250,000,000 (Rupees Two hundred fifty million) is recoverable by the Indemnified Party; and

(c)	the Indemnified Party has given the Sellers a Certificate notifying it of the Claim in accordance with Clause 10.4 within 18 (Eighteen) months from the Closing Date.

10.3	Nothing in Clause 10.2 shall apply to (i) a Claim that arises out of, in connection with, or is delayed as a result of any dishonesty, fraud or willful misconduct by any of the Sellers, their agents or advisers, (ii) a Claim that arises out of or in connection with any title defect of the Sale Shares (except for a pledge of the Pledged Shares in favour of IFC and DEG pursuant to the Share Pledge Agreement) or (iii) any claims for indemnification pursuant to Clause 2.2.9 or Clause 5.1.10.

10.4	Within 30 (Thirty) Business Days of the Purchaser having obtained specific information of the incurrence of any Losses, for which the Indemnified Party is entitled to indemnification pursuant to the provisions of this Clause 10, including, any third party claim which might give rise to indemnification hereunder (“Third Party Claim”), the Indemnified Party shall deliver to the Sellers a certificate (“Certificate”), with a copy to the Escrow Agent, which:

10.4.1	states that the Indemnified Party has properly accrued Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement;

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10.4.2	specifies in reasonable detail the basis for any anticipated Losses and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder so as to enable the Sellers to make an assessment of the relevant Claim and in respect thereof the Indemnified Party shall promptly provide such information as it has or may procure to enable the Sellers to assess and evaluate the Claim; and

10.4.3	states the details of the bank account in which amounts equal to Agreed Claims (as defined herein below) shall be transferred.

10.5	In the event that the Indemnifying Party objects to the indemnification of an Indemnified Party in respect of any claimed Losses in any Certificate, the Indemnifying Party shall, within 30 (Thirty) Business Days after receipt by the Indemnifying Party of such Certificate, deliver to the Indemnified Party a notice to such effect and the Indemnifying Party and the Indemnified Party shall, within 30 (Thirty) Business Days beginning on the date of receipt by the Indemnified Party of such objection, attempt in good faith to agree upon the rights of the respective Parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Parties succeed in reaching an agreement on their respective rights with respect to any of such claims, the Parties shall promptly prepare and sign a memorandum setting forth such agreement. Should the Parties be unable to agree as to any particular item or items or amount or amounts, the dispute shall be settled in accordance with the procedure set out in Clause 12 below.

10.6	Claims for Losses specified in any Certificate:

(a)	to which the Indemnifying Party has not objected in writing (with a copy to the Escrow Agent) within 21 (Twenty one) Business Days of receipt of such Certificate; or

(b)	which have been settled with the consent, in writing, of the Indemnifying Party, as described in Clause 10.5; or

(c)	in respect of which, following the referral of such dispute to arbitration pursuant to Clause 10.5 and Clause 11, an arbitral tribunal has made a final award in respect of such Claim,

are hereinafter referred to, collectively, as “Agreed Claims”.

Upon any amounts being deemed or determined as Agreed Claims, the Indemnified Party may deliver to the Escrow Agent either:

(i)	the relevant Certificate, where the Indemnifying Party has not objected to such Certificate in writing within 21 (Twenty one) Business Days of receipt,

(ii)	documentation evidencing the consent of the Seller to such Agreed Claim, or

(iii)	evidence of the final determination of such Agreed Claim by an arbitral tribunal in accordance with the provisions of Clause 11 below,

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and instruct the Escrow Agent to make payment of the amount of such Agreed Claim by wire transfer of immediately available funds from the Indemnity Escrow Account. For the avoidance of doubt, any indemnification received by the Indemnified Party pursuant to this Clause 10 is without prejudice to any other remedies that the Indemnified Party may seek against the Indemnifying Party in respect of such Claims.

10.7	The Indemnified Party shall not settle or admit liability in respect of, or compromise or settle any Third Party Claim without prior consultation with the Indemnifying Party; the Indemnified Party shall consider, but shall not be bound to accept the advice and views expressed by the Indemnifying Party in this regard. The Indemnified Party shall keep the Indemnifying Party fully and promptly informed of the status of such Third Party Claim at all times.

10.8	Where any Indemnified Party has settled a Claim against the Sellers for or in respect of the subject matter of which such Indemnified Party also has a claim against a third party, the Indemnified Party, at no cost to the Sellers in accordance with Applicable Law, shall assign and subrogate to the Sellers all rights and interests in or to such claim against the third party, to the extent of the value of the settled Claim.

11.	TERMINATION

11.1	Termination

Without prejudice to Clause 4.3 and Clause 5.4, at any time prior to the Closing, this Agreement may be terminated by the mutual written consent of the Purchaser and the Sellers.

11.2	Effect of Termination

In the event of the termination of this Agreement in accordance with the provisions hereof, this Agreement shall forthwith become void, and except as provided in Clause 14.12 or as otherwise specifically provided in this Agreement, there shall be no liability or obligation on the part of the Purchaser, the Sellers or any of their respective subsidiaries, officers, directors, interest holders or Affiliates, except to the extent of any breach by a party hereto of any of its obligations prior to the time of termination.

12.	ARBITRATION

12.1	If any dispute arises between the Parties hereto during the subsistence of this Agreement or thereafter, in connection with or arising out of the validity, interpretation, implementation or alleged breach of any provision of this Agreement or regarding a question, including the question as to whether the termination of this Agreement has been legitimate, the Parties hereto shall endeavour to settle such dispute amicably.

12.2

In case the Parties fail to settle any such dispute, as contemplated in Clause 12.1, amicably within thirty 30 (Thirty) days from when it arose (or such other time period as the representatives of the Purchaser and the Sellers may mutually agree), the dispute shall be referred to final and binding arbitration by three arbitrators, with the Purchaser nominating one arbitrator and the Sellers appointing the second arbitrator. The third arbitrator shall be appointed by the two arbitrators so appointed. The arbitration proceedings shall be governed by the rules of arbitration of the International Chamber of Commerce. It is expressly agreed by and between the Parties that Part I

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of the Indian Arbitration and Conciliation Act, 1996 (the “Arbitration Act”) shall not apply (except for the provisions of Section 9 thereof) in case of any arbitration held in accordance with the terms of this Clause 12.

12.3	The place of the arbitration shall be Singapore.

12.4	The proceedings of arbitration shall be in the English language. The substantive law governing the dispute shall be the laws of India.

12.5	The arbitrators shall have the authority to assess the costs and the expenses of the arbitration proceeding (including reasonable attorneys fees) against the non-prevailing party.

12.6	The arbitrator’s award shall be final and binding on the Parties subject to Applicable Law in force and the award shall be enforceable in any competent court of law.

13.	NOTICES

13.1	Any notice and other communications provided for in this Agreement shall be in writing and shall be first transmitted by facsimile transmission, and then confirmed by postage, prepaid registered airmail or by internationally recognised courier service, in the manner as elected by the Party giving such notice to the following addresses:

(a)	In the case of notices to the Sellers

Address	:	7 Munshi Premchand Sarani, Hastings, Kolkata -700022
Fax	:	+91 33 22231569
Attn	:	Mr Lakshmi Niwas Bangur

(b)	In the case of notices to the Purchaser:

Address	:	1 Robinson road, #17-00, A1A Tower, Singapore (048542)
Fax	:	+65 6535 8577
Attn	:	Company Secretary

With a copy to:

Address	:	43rd floor, K Wah Center, 1010 Huai Hai Zhong Road, Shanghai, China
Fax	:	+86 21 6113 3201
Attn	:	General Counsel

(c)	In the case of notices to the Purchaser Guarantor:

Address	:	6400 Poplar Avenue, Memphis, TN 38197, U.S.A.
Fax	:	+1 (901) 214-0647
Attn	:	General Counsel

13.2	All notices shall be deemed to have been validly given on (i) the Business Day immediately after the date of transmission with confirmed answer back, if transmitted by facsimile transmission, or (ii) the Business Day of receipt, if transmitted by courier or registered airmail.

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13.3	Any Party may, from time to time, change its address or representative for receipt of notices provided for in this Agreement by giving to the other Parties not less than 10 (Ten) day’s prior written notice.

13.4	The provisions of this Clause 13 shall survive termination of the Agreement.

13.5	So far as it is legally and within his powers to do so, Seller No. 1 is hereby irrevocably appointed as agent and attorney-in-fact for each Seller and, for and on behalf of each Seller, is hereby authorised to agree and execute any amendments to the provisions of this Agreement, give and receive notices and communications, notify consents, agree to negotiate, enter into settlements and compromises, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to this Agreement and take all actions necessary, expedient or appropriate in the judgment of Seller No. 1 to achieve the foregoing provided that in no event shall Seller No. 1’s liability under this Agreement to any Party be increased or extended (in amount or in time) only as a result of his appointment hereunder.

14.	MISCELLANEOUS

14.1	Waivers

No forbearance, indulgence or relaxation or inaction by any Party at any time, to require performance of any of the provisions of this Agreement shall, in any way, affect, diminish or prejudice the right of such Party to require performance of that provision and any waiver or acquiescence by any Party of any breach of any of the provisions of this Agreement shall not be construed as a waiver or acquiescence of any continuing or succeeding breach of such provisions or a waiver of any right under or arising out of this Agreement, or acquiescence to or recognition of rights and/or position other than as expressly stipulated in this Agreement.

14.2	Cumulative Rights

All remedies of either Party under this Agreement, whether provided herein or conferred by statute, civil law, common law, custom, trade, or usage, are cumulative and not alternative and may be enforced successively or concurrently.

14.3	Entire Agreement, Non-assignability, Parties in Interest

The Transaction Documents, including the Exhibits, Schedules, Annexes:

(a)	constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof,

(b)	except as specifically stated in a particular section of the Transaction Documents referred to above, shall not create or to be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement,

(c)	except by operation of the transaction contemplated herein, shall not be assigned by operation of law or otherwise except as otherwise specifically provided, and

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(d)	shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

14.4	Relationship

None of the provisions of this Agreement shall be deemed to constitute a partnership between the Parties hereto and no Party shall have any authority to bind the other Party otherwise than under this Agreement, or shall be deemed to be the agent of the other in any way.

14.5	Severability

If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. Any invalid or unenforceable provision of this Agreement shall be replaced with a provision, which is valid and enforceable and most nearly reflects the original intent of the unenforceable provision.

14.6	Announcements

No announcement whatsoever relating to the contemplated acquisition of the Sale Shares by the Purchaser shall be made by any of the Parties without prior consultation with each other, save as required by Applicable Law. The Parties undertake to keep confidential all information with respect to the intended acquisition of the Sale Shares by the Purchaser including any negotiations, arrangements or agreements (including the contents of this Agreement), save for the disclosures required by Applicable Law. Provided that prior to any disclosure of any information related to the acquisition of Sale Shares if required by law or regulation, the Party disclosing the information must first notify the other Parties, who shall then have the opportunity to respond to and/or dispute such intended disclosure. Nothing stated in this Clause shall affect the rights of the Parties to consult each other and make such announcements to the press and media as is agreed between them at such time.

14.7	Confidentiality

The Parties shall maintain and cause to be maintained strict confidentiality of all confidential information, data and materials relating to the business and affair of the Parties and shall not disclose to anyone, such confidential information, data and materials without prior written permission of the concerned Party. All such confidential information, data and materials relating to business and affairs of the concerned Party shall be given to the other Party or its nominee, or destroyed as the concerned Party may advise and the other Party shall deliver a certificate to the concerned Party certifying as to such return or destruction except where such information is required to be kept with the other Party under Applicable Law or under an order or judgement of a court or required to be maintained with the other Party under any of its agreements.

The obligations of confidentiality shall not apply to any information that:

(a)	has become generally available to the public;

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(b)	may be required in any report, statement or testimony submitted to any competent authority;

(c)	may be required in response to any summons or subpoena or in connection with any litigation; or

(d)	may be required to comply with any law, order, judgement, regulation or ruling applicable to the Party hereto.

The provisions of this Clause 14.7 shall survive the termination of this Agreement.

14.8	Specific Performance

The Parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine and that parties shall be entitled to seek and enforce specific performance of this Agreement, in addition to any other legal rights and remedies, without the necessity of demonstrating the inadequacy of monetary damages.

14.9	Costs

Unless otherwise provided, each Party shall bear its own costs in connection with the negotiation, preparation, and performance of this Agreement and other Transaction Documents. The stamp duty applicable on the Transaction Documents, if any, shall be borne solely by the Purchaser.

14.10	Further Assurance

The Parties hereby agree and undertake to render all necessary cooperation and assistance to each other and to execute, sign, and deliver all other documents, deeds and writings that may be required by the Purchaser to give full force and effect to terms and conditions under this Agreement.

14.11	Counterparts

This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of executed signature pages by facsimile transmission and/or PDF attachment to email will constitute effective and binding execution and delivery of this Agreement.

14.12	Survival

Clauses 1, 2.2, 6, 8, 10.2, 11.2, 12, 13, 14 and 15 shall survive the termination of this Agreement.

14.13	Time is of the essence

The Parties agree that time is of the essence with respect to the performance of their obligations under this Agreement.

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15.	GOVERNING LAW AND JURISDICTION

This Agreement is made under, and shall be governed, enforced and construed in accordance with the laws of India. Subject to Clause 12, the courts in Mumbai, India shall have exclusive jurisdiction in respect of any dispute between the Parties.

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IN WITNESS WHEREOF THE PARTIES HAVE PUT THEIR HANDS THE DAY AND YEAR FIRST HEREINABOVE WRITTEN:

Signed and Agreed as to the date above written

Sellers			Surabhi Gaulande One Indiabulls Centre 841 Senabati Bapat Marg Mumbai 400013
By:		Witness:
Name:	Lakshmi Niwas Bangur
Title:	Sellers’ Representative

Signed and Agreed as to the date above written

Purchaser			R. Sampati Kumar 933/1, The Residence, 7th Floor, c/o Trilegal Residency Road Bangalore
By:		Witness
Name:	Paul Brown
Title:	IP Asia President
Signed and Agreed as to the date above written
Purchaser Guarantor

By:

Name:	Thomas Kadien

Title:	Senior Vice President, Consumer Packaging & IP Asia

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Schedule 5

REPRESENTATIONS AND WARRANTIES

1.	Definitions

In addition to the terms defined in this Agreement the following capitalised words shall have the following meanings, unless repugnant to the context or meaning thereof:

“Accounts” means the audited financial statements of the Company for the Financial Year ending on the Accounts Date and for the preceding two Financial Years in each case including, as appropriate, the balance sheet, profit and loss account together with the notes on them, the cash flow statement and the auditor’s and Directors’ reports;

“Accounts Date” means 31 March, 2010;

“Financial Year” means the financial year of the Company, which shall be a period commencing from 1 April and ending on 31 March of the following calendar year;

“Insolvency Proceedings” means any proceedings for the winding-up, dissolution, bankruptcy, liquidation, receivership, compromise, or administration of any entity or any other insolvency proceedings or any scheme for the benefit of creditors generally;

“Intellectual Property Rights” means trademarks, service marks, trade and business names, rights in designs, patents, copyrights, database rights, moral rights and rights in know-how and other intellectual property rights in each case whether registered or unregistered and including applications for the grant of any of the foregoing and all rights or forms of protection having equivalent or similar effect to any of the foregoing which may subsist anywhere in the world;

“Interim Accounts” means:

(i)	the reviewed unaudited financial statements of the Company for the six months ending 30 September 2010; and

(ii)	the unaudited financial statements of the Company for the quarter ending 31 December, 2010;

“Lease” means a lease of land (including a leave, license or right of occupation or use of land); and “Lessor” or “Lessee” shall be construed accordingly;

“License” means any authorisation, license (including statutory license), approval, registration, recognition, notification, membership, clearance, consent, permits, permissions, grant, certificate, exemption, order, declaration, report or notice (including those received from any Governmental Authority) necessary to establish, own and/or operate the assets of the Company or to carry on the Business or any part thereof or any activity ancillary or incidental to the conduct of the Business by the Company (except in relation to any Intellectual Property Rights);

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“Marketing Information” means all information relating to the marketing of any products or services, including customer names and lists, sales targets, sales statistics, market share statistics, marketing surveys and reports, marketing research and any advertising or other promotional material;

“Property” means any land and premises of which the Company is the Lessee or licensee or a legal and/or beneficial owner;

“Regulatory Authority” means any regulatory, supervisory, administrative or governmental body or agency, authority or self regulatory organisation, stock exchange, clearing house, market or association of dealers or traders; and

“VAT” means value added tax.

2.	Representations and Warranties

The Sellers, jointly and severally, hereby represent and warrant to the Purchaser that:

2.1	Ownership of Shares

(a)	As on the date of this Agreement, the Sellers hold 21,260,008 (Twenty One two hundred million sixty thousand and eight) Equity Shares or 53.46% (Fifty three point four percent) of the issued and paid up equity share capital and shareholder voting rights of the Company and each Seller holds such number of Equity Shares as indicated against its name in column 3 of Schedule 1.

(b)	There is no action, suit, proceeding, investigation or arbitration proceeding pending, or threatened against the Sellers or the Company and neither the Company nor the Sellers has received any notice in relation to any outstanding orders, decrees, or stipulations of any Governmental Authority in relation to any of the Equity Shares or their assets which adversely affect the transactions contemplated hereunder.

(c)	The Equity Shares held by the Sellers are fully paid-up and each Seller is the sole legal and beneficial owner of, and has good and marketable title to, the Sale Shares indicated against its name in column 3 of Schedule 1. All Sale Shares held by the Sellers have been acquired in compliance with all Applicable Laws. There is no option, right to acquire or Encumbrance on, over or affecting any of the Equity Shares or any agreement or commitment to give or create any of the foregoing in respect thereof, and the Sellers have not received notice of any claim by any Person to be entitled to any of the foregoing in respect thereof.

(d)	No Person has any right, contingent or otherwise, to subscribe for any Equity Shares or other securities of the Company. Other than this Agreement, neither the Sellers nor the Company has received notice from any third party claiming that there exists any agreement, or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of, or the grant to a Person of the right (conditional or not) to require the allotment, issue, transfer, redemption or repayment of, a share in the capital of the Company (including an option or right of pre-emption or conversion).

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2.2	The Sellers have not, entered into or agreed to enter into any agreement, arrangement, undertaking, commitment or transaction on behalf of the Company or incurred any liabilities (actual or contingent) on behalf of the Company or otherwise bound the Company in any way whatsoever except in the ordinary course of the Business and within the scope of the authority conferred by the Company.

2.3	Authority and Capacity of the Sellers

(a)	Each Seller has taken all necessary action and has all requisite power, authority and capacity to enter into this Agreement and the Transaction Documents to which such Seller is a party and to consummate the transactions contemplated hereby and thereby. Each Seller that is a body corporate has duly authorized by all necessary corporate action on its part the execution, delivery and performance of this Agreement and the Transaction Documents to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby and no other corporate action on the part of any Seller who a body corporate is necessary to authorize the execution and delivery by any such Seller of the Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby.

(b)	This Agreement and each Transaction Document to which the Sellers are or will be a party have been or, if to be executed and delivered by the Sellers after the date hereof and at or prior to the closing, will be duly executed and delivered by the Sellers and constitute or will then constitute the valid and binding obligations of the Sellers enforceable against the Sellers in accordance with their terms.

2.4	The execution of and compliance with the terms of this Agreement and the Transaction Documents does not and will not:

(a)	Conflict with or constitute a breach of or default under any provision of:

(A)	The constitutional documents of any Seller who is a body corporate;

(B)	Any agreement or instrument to which any Seller is a party or by which it is bound which adversely affects the ability of the Sellers to consummate the transactions contemplated under the Transaction Documents; or

(C)	Any lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which any of the Sellers are bound which adversely affects the ability of the Sellers to consummate the transactions contemplated under the Transaction Documents;

(b)	Relieve any other party to a contract with the Company of its obligations or enable that party to vary or terminate its rights or obligations under that contract which materially and adversely affects the business of the Company;

(c)	Result in the creation or imposition of any Encumbrance of any nature on any of the property or assets of the Company or the Sellers; or

(d)	Result in:

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(i)	the termination of or effect on any financial agreement to which the Company is a party or subject; or

(ii)	any indebtedness of the Company becoming due, or capable of being declared due and payable, prior to its stated maturity.

2.5	The state of the Company

The Company is a company duly incorporated, and validly existing under the laws of India, is in good standing in each of the jurisdictions in which it conducts business and has requisite power and authority to own its Property and assets and to conduct its Business as presently conducted.

2.6	Information Provided

The information provided in relation to the Company by the Sellers to the Purchaser and/or its representatives is true and accurate and nothing material has been withheld.

2.7	Constitutional and corporate documents

(a)	The copies of the Certificate of Incorporation of the Company and the Memorandum and Articles provided to the Purchaser and/or its representatives are true, accurate and complete in all respects.

(b)	All statutory books and registers of the Company under the Act (including the register of deposits required to be maintained by the Company in accordance with the Companies (Acceptance of Deposits) Rules, 1975) and other Applicable Law have been maintained and updated in accordance therewith and no notice or allegation that any of them is incorrect or should be rectified has been received.

(c)	During the past three years all returns and particulars, resolutions and other documents which the Company is required by Applicable Law to file with or deliver to a Person, body or court charged with maintaining a registry have been correctly made up, duly filed and/or delivered.

2.8	Subsidiaries, associations and branches

The Company;

(a)	does not hold or beneficially own nor has it agreed, within the past three years, to acquire any interest in or merge or consolidate with any body corporate or any other entity;

(b)	within the past three years, has not nor has agreed to become a member of any partnership or other unincorporated association, joint venture or consortium;

(c)	does not have outside India any branch or any permanent establishment; or

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(d)	has not issued any profit sharing bonds or otherwise granted rights to any Person to share in future income or profits, reserves or liquidation surpluses (other than the holders of its Equity Shares) which bonds or rights, as the case may be, are presently outstanding.

2.9	Ownership of assets

(a)	The Company is the legal and beneficial owner of and has good title to all the assets included in the Accounts, and any assets acquired since 31 December, 2010 except for those disposed of since 31 December, 2010 in the normal course of business.

(b)	None of the property, assets, undertaking, of the Company is subject to any Encumbrance or any agreement or commitment to give or create any Encumbrance, and no Person has claimed (in writing to the Sellers or the Company) to be entitled to any of the foregoing.

(c)	The assets of the Company comprise all the assets necessary for the Business as carried on by the Company as of 31 December, 2010 and date of this Agreement.

(d)	The Company has not been a party to a transaction:

(i)	Which is liable to be set aside or otherwise avoided by reason of any Applicable Law; or

(ii)	Pursuant to or as a result of which an asset owned, purportedly owned or otherwise held by the Company is liable to be transferred or re-transferred to another Person; or

(iii)	Which gives or may give rise to a right of compensation or payment in favour of another Person under any Applicable Law.
(e)	The Company possesses all necessary Licenses under Applicable Law for the use of the assets of the Company for the purpose for which they are currently used for the conduct of the Business and the Company has not defaulted in complying with the terms and conditions, if any, applicable or imposed on any such License in any material respect.

(f)	All fixed assets of the Company have been duly capitalized as per the Companies Act, 1956 and the standards prescribed by the Institute of Chartered Accountants of India from time to time.

2.10	Compliance with laws

(a)	Neither the Company nor any of its officers, agents or employees (during the course of their duties) has done or omitted to do anything which is a contravention or violation of any Applicable Law or legal obligation of the Company and the Company has complied with all Applicable Law, including provisions of applicable labour, health and safety and environmental laws, Insider Trading Regulations, SEBI (Depositories and Participants) Regulations, 1996, Takeover Code, and no complaints, proceedings and/or litigation involving the Company is pending in respect of such matters.

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(b)	The Company has framed and adopted (i) a code of internal procedures and conduct for prevention of trading in accordance with the provisions of the insider Trading Regulations and (ii) a code of business conduct and ethics as required by Clause 49 of the Listing Agreement.

(c)	The Company has complied with all the provisions of the Act, Companies (Acceptance of Deposits) Rules, 1975 and other Applicable Law pertaining to acceptance of public deposits, including maintaining a register of deposits, and has not committed any breach or defaulted on its obligations in relation to the deposits availed by it from the public and no proceedings have been filed against, or received by, the Company or any of its officers or directors in this regard.

2.11	Licenses, Permits and Consents

Paragraph 2.11 of the Disclosure Schedule lists all Licenses that the Company possesses in connection with its Business and operations, all such Licenses are either valid and effective or, if expired, are (so far as the Sellers are aware) capable of renewal and the Company has not breached in any material respect any of the terms and conditions applicable in relation to such Licenses and the Sellers are not aware of anything which might prejudice the continuation or renewal of any of those Licenses or result in any of those Licenses being modified, cancelled, revoked or suspended. Other than the Licenses listed in Paragraph 2.11 of the Disclosure Schedule, there are no other material Licences that the Company requires in connection with its Business and operations. The Disclosure Schedules contains details of all material Licences that have expired and, in respect of each such Licence, an application for renewal of such Licence has been made by the Company and the expiry of such Licence does not and will not, unless the application for renewal is rejected by the relevant Governmental Authority, adversely affect the ability of the Company to undertake its Business and operations until renewal,

2.12	Environmental matters

(a)	The Company has obtained all requisite environmental Licenses (including under the Air (Prevention and Control of Pollution) Act, 1981 and the Water (Prevention and Control of Pollution) Act, 1974), all of which are valid and subsisting, and complies with all applicable environmental law and with the terms and conditions of all environmental Licenses and, so far as the Sellers are aware, there are no circumstances likely to give rise to any modification, suspension or revocation of an environmental License or a breach of applicable environmental law. The Company has not received any notice or other communication that it is or may be in violation of any environmental law or environmental License.

(b)	No environmental Licence may be terminated, revoked, modified or suspended as a result of the acquisition by the Purchaser of the Sale Shares. So far as the Sellers are aware, no circumstances exist which may result in any environmental Licence not being extended, renewed or, where necessary, transferred.

(c)	So far as the Sellers are aware, no works or expenditure are required in order to secure compliance with, or maintain, any environmental Licence of the Company or in order for the Company to comply with all applicable environmental laws.

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(d)	Requisite particulars of or, in the case of a document, a copy of all Tradable Environmental Instruments held by the Company and any contract, agreement, pledge or trust pursuant to which it has sold, mortgaged or in any way disposed of any interest in any such Tradable Environmental Instrument are set out in the Disclosure Letter.

For purposes hereof, the term ‘environmental law’ shall mean any central, state or local law, statute, rule or regulation relating to the environment or health and safety, including without limitation, any statute, regulation, administrative decision or order or License pertaining to (i) treatment, storage, disposal, generation and transportation of toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of toxic or hazardous materials or substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping; (v) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles used for toxic or hazardous materials or substances of solid or hazardous waste; (vi) occupational health and safety, or (vii) public health and safety.

“Tradable Environmental Instrument” shall mean any credit, allowance, certificate or right relating to the use or exploitation of any environmental resource.

2.13	Litigation

(a)	There are no material litigation or arbitration proceedings, or so far as the Sellers are aware any inquiries, investigations or other proceedings pending or threatened by or against the Company or any employee, officer or director of the Company (in the course of the exercise of its duties). No notices of such pending or threatened proceedings have been received by the Company or any of the Sellers.

(b)	There are no existing or pending judgments, order, decree, arbitral award or decision of a court, tribunal, arbitrator or governmental agency adversely affecting the Company, its cash flows and financial condition or the Business of the Company, or against a Person whose acts or defaults the Company may be vicariously liable for.

2.14	Insolvency

(a)	Neither the Company nor any part of the assets or undertaking of the Company, is part of any Insolvency Proceedings and there are no circumstances likely to give rise to any successful Insolvency Proceedings in relation to the Company or any of its assets or undertaking.

(b)	The Company is not a party to any material transactions capable of being set aside, stayed, reversed, avoided or affected in whole or in part by any Insolvency Proceedings whether as transactions at undervalue, in fraud of or against the interests of creditors, or preferences.

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2.15	Distributions

All dividends or other distributions of profits declared, made or paid since the date of incorporation of the Company have been declared, made and paid in accordance with Applicable Law and its Memorandum and Articles.

2.16	Accounts and Financials

(a)	Accounts and debtors

(i)	The Accounts of the Company have been prepared in accordance with generally accepted accounting principles and practices in India and the Applicable Law and reflect a true and fair view of the state of affairs and the profits or losses of the Company as on the Accounts Date and, without limitation to the aforesaid:

(A)	Fairly and truly state the assets and liabilities of the Company;

(B)	Have been audited by a certified auditor;

(C)	Contain particulars in notes to the Accounts of Taxes (including deferred Taxes) and other liabilities (whether quantified, contingent or otherwise) of the Company as at the corresponding Accounts Date;

(D)	Are not affected by any unusual or non-recurring items (including without limitation any transactions which rendered the profits and/or losses of the Company unusually high or low); and

(E)	Have been duly filed in accordance with Applicable Law.

(ii)	The Accounts have been prepared on a basis consistent with the basis employed for each of the three preceding Financial Years without any change in the accounting policies used.

(iii)	The Company has disclosed all transactions with related parties in accordance with generally accepted accounting principles and practices in India and Applicable Law. All related party transactions are in the ordinary course of business and the terms thereof are at arm’s length.

(iv)	Except as and to the extent of the amounts specifically accrued or disclosed in the Accounts, the Company does not have any liabilities except for liabilities incurred in the ordinary course of business.

(b)	Financial Debt, loans, bank accounts, etc.

(i)	Except as disclosed in the Accounts, the Company does not have any outstanding loan capital or any money borrowed or raised including money raised by promissory note or debt factoring or any liability (whether present or future) in respect of any guarantee, indemnity, letter of credit, surety or any other form of debt instrument, or any comfort letter.

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(ii)	The Company has not lent any money which has not been repaid to it nor does it own the benefit of any debt (whether present or future) other than debts accrued to it in the ordinary course of its business and no such debt has been outstanding or released,

(iii)	The Company is not subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any government department or other body.

(iv)	The Company has paid its existing lenders within the times agreed with them and, so far as the Sellers are aware, no event has occurred which would entitle any lender (with or without the giving of notice) to call for the acceleration of repayment of any indebtedness of the Company prior to the maturity date.

(v)	In relation to any material legally enforceable agreement or instrument to which the Company is a party:

(A)	There has not been any contravention of or non-compliance with any of its terms which can or may result in termination or suspension of the agreement, instrument or arrangement or the devolvement of any liability;

(B)	No steps for the enforcement of any Encumbrance (under such agreement or, instrument) have been taken or threatened against the Sellers or the Company;

(C)	There has not been any alteration in the terms and conditions of any agreement which may prejudice the Company;

(D)	Neither the Sellers nor the Company has done anything which prejudices its continuation; and

(E)	It is not dependent on the guarantee of, or on any security provided by, a third party,

(vi)	All deposits obtained by the Company from the public (including the directors and employees of the Company) that have become due and payable have been repaid by the Company in accordance with Applicable Laws including the Companies (Acceptance of Deposits) Rules, 1975 and there are no amounts outstanding in this regard.

(vii)	The Company’s bank accounts details (including the name of the bank, branch, account number, account balance as of the date of this Agreement, authorised signatories, signing/sign rule for the account) have been truly and correctly disclosed in the Disclosure Schedule.

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(c)	Interim Accounts.

(i)	The Interim Accounts of the Company reflect a true and fair view of the state of affairs, the profits or losses, and the assets and liabilities of the Company to the extent of the basis of their respective preparations.

(ii)	The Interim Accounts of the Company have been prepared on a basis consistent, to the extent of their respective preparations, with the preparation of the Accounts.

2.17	Financial and other records

(a)	All statutory books of accounts and other financial records of the Company:

(i)	have been prepared and maintained as required by Applicable Law;

(ii)	record all matters that ought to appear in them as required by Applicable Law;

(iii)	do not contain any inaccuracies or discrepancies; and

(iv)	are in the possession or under the control of the Company.

(b)	So far as the Sellers are aware, no notice has been received or allegation has been made by any Government Authority that any of those records are incorrect or should be rectified.

(c)	All statutory records, including the accounting records, required to be kept or filed by the Company have been properly kept or filed as required by the Applicable Law.

(d)	All deeds and documents belonging to the Company that are required for its operations or by Applicable Law are in its possession or under its control.

2.18	Changes since Accounts Date

Since the Accounts Date:

(a)	the Company has conducted its Business in the normal and ordinary course and as a going concern;

(b)	no dividend or other distribution of profits or assets has been, or agreed to be, declared, made or paid by the Company;

(c)	the Company has not borrowed or raised any money or taken any form of financial security other than in the normal and ordinary course of business;

(d)

no capital expenditure has been incurred on any individual item by the Company in excess of INR 20,000,000 (Rupees Twenty million) and the Company has not acquired, invested or disposed of (or agreed to acquire, invest or dispose of) any individual item

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having a value in excess of INR 20,000,000 (Rupees Twenty million) other than in the ordinary course of business;

(e)	there has been no abnormal increase or reduction of stock in trade as compared to the relevant period during the previous Financial Year;

(f)	none of the stock in trade reflected in the Accounts has realised an amount less than the value placed in it in the Accounts (except in accordance with any provision made in the Accounts for this purpose); and

(g)	the Company has not entered into any transaction with a related party that are undisclosed.

2.19	Commercial

(a)	Contracts

The Company has complied with all its obligations under each, and is not in breach of any, material contract or obligation and, so far as the Sellers are aware, each other party to such contract has complied with its obligations under each contract. Each such material contract or obligation is in full force and effect and binding on the parties in accordance with its terms and neither the Company nor any of the Sellers has received any notice or has any knowledge that the other party or parties to each such contract has argued or concluded that such contract is invalid, non-binding or unenforceable or that a breach or default thereunder has occurred.

(b)	Management contracts

The Company is not a party to any contractor obligation which is for the provision of management services to the Company and which is not terminable by it on less than six months’ notice without compensation.

(c)	Agencies, etc.

The Company is not a party to any agreement which restricts its freedom to carry on the whole or any part of its Business in any part of the world in such manner as it thinks fit.

(d)	Transactions with Sellers

Except as set forth in the Disclosure Schedule, no Seller or any Affiliate of a Seller, is (i) a party to any transaction with the Company (including, but not limited to, any Contract providing for the employment of, furnishing of goods or services by, rental of real or personal property from, borrowing money from or lending money to, or otherwise requiring payments to, any such Person, but excluding payments for normal salary and bonuses and reimbursement of expenses), or (ii) the direct or indirect owner of an interest in any Person which is a present or potential competitor, supplier or customer of the Company, nor does any such Person receive income from any source other than the Company which relates to the business of, or should properly accrue to, the Company.

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(e)	Anti-competitive arrangements

(i)	The Company is and has always been in compliance with the provisions of the Competition Act, 2002 or any other anti-trust or similar legislation in any jurisdiction in which the Company carries on Business or has assets or sales.

(ii)	The Company has not given any undertaking and neither the Company nor any of the Sellers has received any notice or has any knowledge that an order has been made against it or that any investigation, request for information, or statement of objections or similar matter has been carried out or, as the case may be, received pursuant to any anti-trust or similar legislation in any jurisdiction in which it carries on business or has assets or sales.

(iii)	The Company is not a ‘dominant undertaking’ for the purposes of Section 108A read with Section 108G of the Act.

(f)	Intellectual Property Rights

(i)	No activities of the Company infringe on any Intellectual Property Rights of any third party and, so far as the Sellers are aware, no claim has been made against the Company in respect of such infringement. The Company has not entered into any agreement for the license of any Intellectual Property Rights in relation to its Business and operations and Company is not liable to pay any material royalty or license fee to any person in this regard. The Company has not licensed any of its Intellectual Property Rights to any third party.

(ii)	All Intellectual Property Rights used by the Company in its Business are either owned by the Company or used with the consent of the owner of such Intellectual Property Rights or pursuant to a license or other agreement.

(iii)	The Disclosure Schedule sets out all the registered and unregistered trademarks, service marks, trade and business names owned or used by the Company (“Company Trademarks”). The Company is the sole legal and exclusive owner, free of any Encumbrance, of the Company Trademarks, the registration of all Company Trademarks are currently valid and where the registration of any of the Company Trademarks (including domain names) has expired, the Company has made the necessary applications for the renewal of the same in accordance with Applicable Law.

(iv)	As regards the Intellectual Property Rights (other than the Company Trademarks) owned by the Company, the Company is the sole legal and beneficial owner of or applicant for such Intellectual Property Rights and all such Intellectual Property Rights are owned solely by the Company free of any Encumbrance and the Company may freely use and dispose such Intellectual Property Rights.

(v)	The Company is not aware of any unauthorised use by the Company of any third party Intellectual Property Rights.

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(vi)	So far as the Sellers are aware, nothing has been done or omitted to be done by the Company which would jeopardise the validity or subsistence of any of the Intellectual Property Rights of the Company.

(vii)	The Company is not aware of any unauthorised use by any Person of any Intellectual Property Rights or confidential information of the Company.

(viii)	No name or mark identical or deceptively similar to the Company Trademarks has been registered in India or is, so far as the Sellers are aware, being used by any Person in the same or similar business as the Business in India.

(ix)	The Company has taken reasonable measures to protect its Intellectual Property Rights, whether registered or unregistered.

(x)	The Company does not carry on Business under names other than the Company Trademarks or its own registered corporate names.

(g)	Plant and Equipment

The machinery, plant and equipment of the Company and all equipment (including without limitation office equipment) owned or used by it are in a condition to perform their functions as now carried on.

(h)	Inventory/Stock in Trade

The stock-in-trade (including work-in-progress) of the Company:

(i)	is in good condition and is capable of being sold by the Company in the ordinary course of its business.

(ii)	is not excessive and is adequate in relation to the current trading requirements of the Company and none of the stock is obsolete, slow moving, unusable or unmarketable other than in the normal course of business.

(i)	Insurance

(i)	Paragraph 2.19(i) of the Disclosure Schedule lists details of all insurance policies that the Company has subscribed to in connection with its Business, operations and assets (including but not limited to the policy type, policy period, subject/scope of the insurance, premium, policy limit/amount insured and the name of the insurer). All insurance policies are currently in full force and effect and, so far as the Sellers are aware, nothing has been done or omitted to be done by the Company or its officers which could make any policy of insurance void or voidable. There is no claim outstanding under any such policy. The Company has not received any notice or other communication to pay any additional premiums other than those set out in the policies.

(ii)	All the assets and undertakings of the Company of an insurable nature are insured in adequate amounts against fire and other risks normally insured against

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by persons carrying on the same business as those carried on by the Company and are covered against accident, damage, injury, third party loss, loss of profits and other risks normally covered by insurance.

(iii)	The Company is in compliance with all contracts that require it to insure any of the assets or properties owned or occupied by the Company.

(j)	Computer Systems, data, records etc.

All the records and systems (including but not limited to computer systems) and all data and information of the Company are recorded, stored, maintained or operated in accordance with Applicable Law exclusively by or on behalf of the Company and are not disclosed to any third party except in the ordinary course of Business (and/or under Applicable Law), or wholly or partly dependent on any facilities or means which are not under the ownership or control of the Company and such records, control and other systems, data, telecommunication facilities are adequate for the current operational and business requirements of the Company (including the maintenance of back-up or procedures).

(k)	Export Obligations

The Company is not subject to any export obligations.

2.20	No powers of attorney

Except as contemplated under this Agreement, the Company has not granted any power of attorney or other authority by which a Person may enter into any agreement or arrangement, or undertake any obligation, for or on the Company’s behalf.

2.21	Secret or confidential information or property

(a)	Neither the Company nor any of the Sellers have at any time (save in the ordinary course of the Company’s Business or subject to an obligation of confidentiality or to the Company’s professional advisors) disclosed to any Person:

(i)	Any of the secret or confidential information of the Company, including (without limitation) technical information, manufacturing and product specifications, plans, statistics, client lists and marketing information; or

(ii)	Any other information relating to the Business or affairs the disclosure of which might or could cause loss or damage to or adversely affect the Company; or

(iii)	Any secret or confidential information relating to the Company’s customers, clients, employees and agents.

(b)	The Company has not been a party to any agreement, arrangement or policy regarding confidentiality of information which is void or unenforceable (whether in whole or in part).

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2.22	Marketing Information

(a)	All Marketing Information used by the Company is owned by or is the subject of a valid grant of rights to the Company and is not subject to any restriction which materially and adversely affects the Company’s ability to use it for the purposes of its Business.

(b)	The Company has not, except in the normal and proper course of the Business, disclosed or is obliged to disclose any Marketing Information of a confidential nature to any Person other than its employees, agents, consultants or advisers.

(c)	The Company is not in material breach of any agreement under which any Marketing Information was or is to be made available to it.

2.23	Taxation

(a)	Taxation liabilities

All Taxation of any nature whatsoever for which the Company is liable or for which the Company is liable to account and which has fallen due for payment has been duly paid (insofar as such Taxes ought to have been paid) within the statutory period or any approved extension.

(b)	Taxation returns

(i)	All notices, computations and returns which ought to have been given or made, have been properly and duly submitted by the Company to the relevant Taxation or excise authorities within the statutory period or any approved extension and all information, notices, computations and returns submitted to such authorities are true, accurate and complete and are not the subject of any dispute nor are likely to become, so far as the Sellers are aware, the subject of any dispute with such authorities.

(ii)	All records that the Company is required to keep for Taxation purposes or which would be needed to substantiate any claim made or position taken in relation to Taxation by the Company, have been duly kept and are available for inspection.

(c)	Extensions of time for filing

The Company has not asked for any extensions of time for the filing of any Taxation returns or other documents relating to Taxation for the past three financial years.

(d)	Concessions and arrangements

The amount of Taxes chargeable on the Company during any accounting period ending on or within three years before the Accounts Date has not been affected to any extent by any concession, arrangements, agreement or other arrangement with any Taxation authority (not being a concession, agreement or arrangement available to companies generally) and the Company is not subject to a special regime in respect of Taxation.

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(e)	Penalties and interest

The Company is not, liable to pay any interest, penalty, surcharge or fine relating to Taxation.

(f)	Investigations

The Company has not been subject to or is currently subject to any investigation, show cause notice, audit, demand or search and/or seizure by any Taxation or excise authority.

(g)	Payments

So far as the Sellers are aware, all rents, interest and other amounts paid or payable by the Company are wholly allowable as deductions or charges in computing the Company’s income for Taxation purposes.

(h)	Deductions and withholdings

(i)	The Company has made all deductions and withholdings in respect, or on account of any Taxes from any payments made by it which it is obliged or entitled to make and has accounted to the appropriate authority for all amounts so deducted within the statutory period or any approved extension.

(ii)	The Company is entitled to deductions in respect of all expenses claimed in relation to any carried forward losses and no such losses have been disallowed.

(iii)	The Company has not received any notice or notices from any Taxation authority which now requires it to withhold Taxes in excess of INR 7,500,000 in the aggregate for all notices from any payment made or to be made since the Accounts Date.

(i)	Depreciation and Tax bases

No material claim has been made for the depreciation of any asset of the Company for Taxation purposes in circumstances in which claim is likely to be disallowed.

(j)	Capital gains

The Company has not, in the last six months, disposed of or acquired any material assets in circumstances such that the disposal price or acquisition cost of the asset would be treated for Taxation purposes as being different from the consideration given or received.

(k)	No charge to Taxation will arise in respect of the Company by virtue (whether alone or in conjunction with any other facts or circumstances), of the terms and conditions of this Agreement (other than the applicable stamp duty and filing and registration charges).

(l)	Tax Residence

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The Company is not currently treated for any Taxation purpose as resident in a country other than India and the Company does not have or has had within the past three years, a branch, agency or permanent establishment in a country other than India.

(m)	Transfer pricing

No transactions or arrangements involving the Company and its associated undertakings (as defined under the Income Tax Act, 1961) have taken place since the Accounts Date except in respect of and to the extent of income and profits actually received or otherwise on arm’s length terms and no arrangements exist which might give rise to such a liability, as a consequence of any provision relating to transfer pricing.

(n)	No Taxation on deemed income, etc.

No event has occurred, since the Accounts Date, which gives rise to Taxation of the Company on deemed (as opposed to actual) income, profits or gains or which results in the Company becoming liable to pay or bear a Taxation liability directly or primarily chargeable against or attributable to another Person.

2.24	Value Added Tax

The Company is duly registered for the purposes of VAT and has complied in all material respects with all Applicable Law in relation to VAT and is entitled to credit for all VAT chargeable on supplies received and imports and acquisitions made by it.

2.25	Stamp Duty

Neither the Sellers nor the Company has received any notice or order in relation to non payment of any stamp duty for all instruments, and all similar taxes or duties have been duly paid in respect of all transactions carried out by the Company.

2.26	Reorganisations and mergers

The Company has not entered into or undergone any merger or claimed or has been granted exemptions from Taxation in connection with any mergers.

2.27	Excise and Sales Tax

The Company has paid all excise duties and sales Taxes and is registered for this purpose at every location where the Company is required to be so registered under Applicable Law and is otherwise in compliance in all material respects with all Applicable Law in this regard.

2.28	Properties

(a)	General

The Disclosure Schedule contains a true, accurate and complete list of all the material real Property owned or leased by the Company.

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(b)	Title

(i)	The Company has good title to and is the sole legal and beneficial owner of those of the Properties owned by it, particulars of which are set out in the Disclosure Schedule, and is in exclusive occupation of, each of these material Properties.

(ii)	The Company is fully and solely entitled to the Leases listed in the Disclosure Schedule, is in exclusive occupation of the material Properties forming the subject matter of such Leases and has a good right to each of such leases.

(iii)	No Property or Lease is subject to any Encumbrance.

(c)	Leases

Each Lease complies with all Applicable Laws. Each Lease, whenever capable of registration, has been registered, is in full force and effect and the Company has complied with all its obligations under it. There are no disputes in relation to any Lease, nor have any notices in this regard been received by the Company.

(d)	Covenants

(i)	There is no covenant, restriction, burden or stipulation affecting any material Property or the land which is the subject of any Lease which is of an onerous or unusual nature or which conflicts with its present use or affects its value.

(ii)	So far as the Seller is aware, no breach of any covenant affecting the title to any Property, or which is contained in any Lease, is outstanding nor have any notices in this respect been received.

(e)	Disputes

There are no notified disputes connected to or relating to the material Properties or their use.

(f)	Planning and zoning

(i)	The present use of each material Property and of the land held under each Lease is authorised under applicable planning and zoning Applicable Law and regulations and the permits authorising that use are unconditional and permanent and, so far as the Sellers are aware, no breach has been committed in respect of these planning and zoning Applicable Law.

(ii)	Neither any of the Sellers nor the Company nor any Person on behalf of any of them has made any application or an appeal from an order relating to any permit in respect of any material Property or in respect of any land held under any Lease which has yet to be determined by the relevant authority.

(g)	Notices, orders and proposals

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Neither any of the Sellers nor the Company has received any notice or order affecting any material Property or any land held under any Lease from any Governmental Authority, or any third party and neither any of the Sellers nor the Company has received any notice or order in relation to any proposals on the part of any Governmental Authority or any authority which would adversely affect any Property or any land held under any Lease, including, without limitation, those relating to compulsory purchase or expropriation or highways works.

(h)	Repair

(i)	All buildings or other erections on each Property and on the land held under each Lease are in such state of repair and condition as to be substantially fit for the purpose for which they are at present used and do not contain any substance or material which is a risk to health or safety.

(ii)	The Company is not under any obligation to carry out material improvements or repairs to the whole or any part of any material Property or land held under any Lease, nor has the Company received any order or instruction with respect to any such material improvements or repairs.

(i)	Outgoings

No outgoings are payable in respect of any Property except in the ordinary course of business or applicable property taxes, charges for the supply of water and electricity and the provision of sewerage services and rent and service charge, in the case of any Lease.

2.29	Employee and Employee Benefits

(a)	Particulars disclosed

There are, in relation to the Company:

(i)	No works council or body of employee representatives or recognised trade unions;

(ii)	No collective or workforce agreement, dismissal procedures agreement or trade union membership agreement.

(b)	Employees and terms and conditions of employment

(i)	The Disclosure Schedule sets out all the Key Employees of the Company. The Company has entered into valid employment contracts with all its Key Employees and all such contracts are subsisting in accordance with the terms thereof.

(ii)	No Key Employee has given, or has been given, notice of termination of his employment.

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(iii)	All subsisting contracts of employment with the Key Employees and any agreements with the Key Employees to which the Company is a party are terminable by it on notice of no longer than six months or salary in lieu of such notice.

(iv)	The Company does not have any outstanding liability to pay compensation for loss of office or employment or a redundancy payment to, and neither the Company nor any of the Sellers has received any notice from, any present or former Key Employee to make any payment for breach of any agreement and neither the Company nor any of the Sellers has received any notice for payment of such sums nor such sums have been paid (whether pursuant to a legal obligation or ex gratia).

(v)	There is no term of employment for any Key Employee which provides that a change of control of the Company shall entitle the employee to treat the change of control as amounting to a breach of the contract or entitling him to any payment or benefit whatsoever or entitling him to treat himself as redundant or otherwise dismissed or released from any obligation.

(vi)	The Company has not made any loan or advance, or provided any financial assistance to any Key Employee.

(vii)	All the Key Employees are bound by valid non-competition agreements and cannot carry on any activity which competes with or is same as or similar to the Business during the term of their employment and for at least one year thereafter, and neither the Company nor any of the Sellers owe, or expect to owe, additional compensation to employers to secure enforceability of such agreements, nor have received any notice from the Key Employees objecting to or challenging to continue to be bound by the terms of such non-compete agreements and no provision of such non-compete agreements shall be varied or amended or the enforcement thereof waived by the Company.

(viii)	The Company has complied with all labour Applicable Law and collective bargaining agreements (including trade union settlements) and with all its obligations towards its employees past and present and, in particular, has complied, in all material respects, with all instructions and obligations imposed by the competent local authorities in relation to labour, health and safety Applicable Law and all other laws and regulations applicable to employment and employment benefits and provisions and, neither the Company nor any of the Sellers has received any notice that any action has been commenced in relation thereto and, so far as the Sellers are aware, there are no circumstances likely to give rise to any such action being initiated.

(ix)

The Company has not adopted, sponsored, formulated or maintained any stock option plan, share purchase scheme or any other plan or agreement providing for equity compensation to any person, employee or management personnel. The Company has not granted any share/ equity based or linked compensation, remuneration, incentive or emoluments or entered into any contract or agreement with or made any commitments or promises, whether express or implied, to any

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person, employee or management personnel in respect of any share/ equity based or linked compensation, remuneration, incentive or emoluments.

(c)	Disputes

(i)	The Company has, in all material respects, complied with its obligations towards its employees and any relevant trade union and employee representatives.

(ii)	No material claim in relation to the Company’s employees or former employees has been made against the Company or against any Person whom the Company is liable to indemnify.

(iii)	There is not, and during the three years preceding the date of this agreement, been any collective labour dispute or industrial action, affecting the Company.

(iv)	So far as the Sellers and the Company are aware, no employee of the Company has within a period of three years before the date of this Agreement been involved in any criminal proceedings relating to the Business.

(d)	Pensions, Gratuity and Provident Fund

The Company is in compliance with Applicable Law in relation to employment and employment practices, terms and conditions of employment and wages and hours including but not limited to Payment of Gratuity Act, 1972, the Employees’ Provident Fund and the Miscellaneous Provisions Act, 1952, Employees State Insurance Act, 1948, the Payment of Bonus Act, 1965 and the Minimum Wages Act, 1948. The Company has never engaged in any unfair labour practice nor has it ever violated any child-labour law. There is no unfair labour practice complaint pending or to the Seller’s knowledge threatened against the Company.

2.30	Anti-Corruption

So far as the Seller is aware, neither the Company nor any of its directors, officers or employees nor any agents or other persons acting on behalf of any of the foregoing, directly or indirectly, has: (a) violated or is in violation of any applicable anti-corruption law; (b) made, offered to make, promised to make or authorized the payment or giving of, directly or indirectly, any bribe, rebate, payoff, influence payment, kickback or other payment or gift of money or anything of value (including meals or entertainment) to any officer, employee or ceremonial office holder of any government or instrumentality thereof, any political party or supra-national organization (such as the United Nations), any political candidate, any royal family member or any other person who is connected or associated personally with any of the foregoing that is prohibited under any applicable law or regulation or otherwise for the purpose of influencing any act or decision of such payee in his official capacity, inducing such payee to do or omit to do any act in violation of his lawful duty, securing any improper advantage or inducing such payee to use his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality (“Prohibited Payments”); or (c) been subject to any investigation by any governmental entity with regard to any actual or alleged Prohibited Payment.

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2.31	Anti-Money Laundering

So far as the Seller is aware, the operations of the Company are and have been conducted at all times in compliance with all anti-money laundering laws and all applicable financial recordkeeping and reporting regulations applicable to the Company (collectively, “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to Money Laundering Laws is pending and no such actions, suits or proceedings are threatened or contemplated.

2.32	Finder’s Fees

No person is entitled to receive a finder’s fee, brokerage or commission from the Company in connection with this Agreement.

2.33	Miscellaneous

(a)	Listing

(i)	The Company is in compliance with the terms of the listing agreements entered into by it with the Bombay Stock Exchange and the National Stock Exchange and has not defaulted in complying with any of the said terms, including, in the payment of the listing fee to the Bombay Stock Exchange and the National Stock Exchange and all other payments as may be required to be paid by the Company as per Applicable Law or the terms and conditions of the listing agreements.

(ii)	So far as the Seller is aware, no investigations, proceedings, or inquiries are pending against the Company by the SEBI, any recognised stock exchange, or any other regulatory authority, in relation to the securities of the Company or trading therein or otherwise.

(iii)	So far as the Seller is aware, the Company has disclosed all price sensitive information to the public on a continuous and immediate basis in compliance with the listing agreements and the Insider Trading Regulations and neither the Company nor the Sellers have communicated to the Purchaser any unpublished price sensitive information in relation to the Company in a manner contrary to Applicable Law.

(b)	None of the disclosures in the Disclosure Schedule constitute unpublished price sensitive information liable to be disclosed under the Insider Trading Regulations.

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Schedule 7

LIMITATION OF LIABILITY OF THE SELLERS

1.	The Parties agree that the matters set out in the Disclosure Schedule are exceptions to the Representations and Warranties of the Sellers.

2.	The Sellers shall not be liable in respect of each matter the subject of the Certificate under Clause 10.4 which is not either accepted by the Sellers or which is not referred to arbitration under Clause 12 within six (6) months after service of such Certificate by the Indemnified Party.

3.	The Sellers shall have no liability for any Claim to the extent that the same would not have occurred but for the occurrence of any event after Closing including without limitation the enactment of or any change in Applicable Law, or change in interpretation of Applicable Law, by a Governmental Authority, after the execution of this Agreement, which Applicable Law retrospectively applies for the period prior to the date of this Agreement including, without limitation, any increase in Tax rates or imposition of new Tax or any withdrawal of relief from Tax not actually (or prospectively) in effect as at the date of this Agreement.

4.	The Sellers shall not be liable for any remote, special, indirect or consequential loss or damage including without limitation any loss of production, loss of profit, loss of revenue, loss of contract, loss of goodwill or loss of claim.

5.	The Sellers shall not be liable in respect of any Claim to the extent that any Loss arising from such Claim is the subject of indemnity under a policy of insurance in force on the date of this Agreement and to the extent payment is made by the insurer and received by the relevant insured party.

6.	If the Sellers pays to the Indemnified Party an amount in discharge of a Claim and the Indemnified Party subsequently recovers (whether by payment, discount, credit, relief or otherwise) from a third party a sum which is referable to the subject matter of that Claim, the Indemnified Party shall (or, as appropriate, shall procure that the Company shall) pay to the Sellers an amount equal to the lesser of:

(a)	the sum recovered from the third party less any reasonable out-of-pocket costs and expenses incurred by the Indemnified Party in recovering the same; and

(b)	the amount previously paid by the Sellers to the Indemnified Party,

so as to leave the Indemnified Party (after taking into account the amounts received from the third party and from the Sellers and those payable to the Sellers under this Clause) in no better or worse position than it would have been in.

7.	The Sellers shall not be responsible for any liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable.

8.	The Indemnified Party must take ail reasonable steps to avoid or mitigate Loss which the Indemnified Party may suffer or incur arising from any Claim.

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9.	The Representations and Warranties solely for the benefit of the Purchaser and are not assignable, provided that the Purchaser may assign any Representations or Warranties to the Company or to an Affiliate of the Purchaser.

10.	If any amount is payable or paid by the Sellers to an Indemnified Party in respect of a Claim under or in connection with this Agreement, such amount will be deemed to be a reduction in the Purchaser Price.

11.	The Sellers are not liable to any Indemnified Party in respect of anything done or not done by the Sellers solely on account of any written request or instruction of any Indemnified Party (and not pursuant to any obligation of any Seller under any Transaction Document or under Applicable Law).

12.	Subject to any confidentiality or secrecy obligations, the Indemnified Party shall allow the Sellers and their authorized representatives including their accountants and professional advisers access to the personnel of the Company, and to any relevant premises, accounts, documents and records and to take copies or photocopies thereof within their respective power, and to verify the matter or circumstance alleged to give rise to a Claim and whether and to what extent any amount is payable in respect of such Claim and for such purpose the Indemnified Party shall give all reasonable information and alt reasonable assistance at the cost and expense of the Sellers.

13.	The Indemnified Party shall not be entitled to bring any Claim, other than a Tax Claim or an Environmental Claim or a Claim in respect of the Sellers’ title to the Sale Shares, in relation to any facts, matters or circumstances arising 3 (three) years prior to the date of this Agreement.

14.	The Indemnified Party shall not be entitled to make any Claims for breach of the Representations and Warranties unless Closing has occurred. The Sellers shall not be liable in respect of any Claims or liability arising or being increased or extended as a result of the gross negligence, wilful default or breach of the terms hereof by the Indemnified Party or its Affiliates after Closing.

16.	The Indemnified Party shall not be entitled to recover more than once in respect of the same matter on which any Claim is based.

17.	The aggregate amount recoverable by an Indemnified Party in respect of any Claim shall not exceed 75% of the value of such Claim.

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Pursuant to Reg. S-K Item 601(b)(2), the following schedules have been omitted and will be furnished supplementally to the Securities and Exchange Commission upon request:

Schedule 1 – Sellers and Their Shareholding

Schedule 2 – Purchase Price and Non-Compete Fee to Each Seller

Schedule 3 – Details of Shares Pledged by Seller No. 9

Schedule 4 – List of Lenders

Schedule 6 – Disclosure Schedule

Schedule 8 – Details of Sellers’ Bank Account for Clause 2.2.6

Schedule 9 – Certificate as per Clause 7.3.1

Annexure 1 – Form of Power of Attorney